UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fortune Brands Home & Security, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 5, 2013

Dear Fellow Stockholders:

We are pleased to invite you to the Annual Meeting of Stockholders of Fortune Brands Home & Security, Inc. on Monday, April 29, 2013 at 3:30 p.m. (CDT) at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois. The following matters will be considered at the Annual Meeting:

Item 1:	The election of the two director nominees identified in this Proxy Statement for a three-year term expiring at the 2016 Annual Meeting (see pages 4 to 7 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 (see page 47 of the Proxy Statement);

Item 3:	An advisory vote on the compensation paid to the Company’s named executive officers (see page 48);

Item 4:	The approval of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (see pages 49 to 54);

Item 5:	The approval of the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan (see pages 55 to 57); and

such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 28, 2013, the record date for the meeting, are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903, or (3) through the Internet at www.proxyvote.com.

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of future annual meeting materials and avoid costly mailings by electing electronic delivery of your materials. For further information on how to take advantage of this cost-saving service, please refer to the accompanying proxy card.

This Proxy Statement and accompanying proxy are first being distributed on or about March 12, 2013.

Lauren S. Tashma
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held On Monday, April 29, 2013.

The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“Form 10-K”) are available at www.proxyvote.com.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

These materials were provided to you in connection with the solicitation by the Board of Directors (the “Board”) of Fortune Brands Home & Security, Inc. (“Fortune Brands Home & Security,” “Home & Security” or the “Company”), of proxies to be voted at our 2013 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will take place on April 29, 2013 at 3:30 p.m. (CDT), at the Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies to distribute proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. The Notice contains instructions on how to access the proxy materials on the Internet, how to request a printed set of proxy materials and how to vote.

Can I get electronic access to the proxy materials if I received printed materials?

The Company’s proxy materials are available on our website at http://ir.fbhs.com. Stockholders may elect to receive future proxy materials by e-mail instead of paper. This approach reduces the environmental impact and reduces our costs of printing and distributing the proxy materials. If you opt to receive our future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it or for so long as the e-mail address provided by you is valid.

Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. Beneficial owners should check the information provided by their bank or broker regarding the availability of this service.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on February 28, 2013 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 164,329,824 shares of common stock outstanding on February 28, 2013.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are the “stockholder of record” of those shares. If your shares are held in a brokerage account or by a bank, you are the “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, the bank or broker is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by using the voting instructions provided to you by your bank or broker.

How do I vote?

If you received a Notice in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. You may also vote by mail if you request a paper copy of the materials. Voting instructions are provided on the Notice.

Stockholders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card and returning it in the postage paid return envelope, by telephone (800-690-6903), by Internet (www.proxyvote.com), or in person at the Annual Meeting of Stockholders. Voting instructions are provided on the proxy card.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

If you are a beneficial owner of our shares, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank’s or broker’s voting process. As a beneficial owner, you must obtain a legal proxy from your bank or broker and present it to the Inspector of Election with your completed ballot to be able to vote in person at the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the Proxy Committee (the persons named in the enclosed proxy card or, if applicable, their substitutes), will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the Proxy Committee will vote your shares in accordance with the recommendations of the Board of Directors, which are:

•	FOR the election of two Class II directors;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the advisory approval of the compensation paid to the Company’s named executive officers;

•	FOR the approval of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan; and

•	FOR the approval of the Fortune Brands Home & Security, Inc. Annual Executive Compensation Incentive Plan.

If you hold shares beneficially and you have not provided voting instructions, your bank or broker is only permitted to use its discretion and vote your shares on certain routine matters (such as Item 2). Your bank or broker is not permitted to use discretion and vote your shares on non-routine matters (such as Items 1, 3, 4 and 5) if it has not received voting instructions from you. Therefore, we urge you to give voting instructions to your broker on all five voting items. Shares that are not permitted to be voted by your broker with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, a proposal and will have no direct impact on any proposal.

How many votes are needed to approve an item?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the meeting, in person or by proxy, to be elected. A proxy card marked to abstain authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

Under the Company’s majority vote bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the meeting, and entitled to vote is necessary for the approval of Items 2, 3, 4 and 5. Proxy cards marked as abstentions on Items 2, 3, 4 and 5 will not be voted and will have the effect of a negative vote.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the Annual Meeting does not revoke your proxy.

How can I revoke my proxy?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted.

Will my vote be public?

As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of the Company.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

We are mailing this Proxy Statement and a proxy card to participants in the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) who invest in the Home & Security Stock Fund under the Savings Plans. The Trustee, as record holder of Home & Security common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Home & Security Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Home & Security Stock Fund under the Savings Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plans. The proxy card will serve as instruction to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card. If the Trustee does not receive timely direction with respect to the voting of your shares held in the Home & Security Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee received voting instruction.

ITEM 1 – ELECTION OF DIRECTORS

The Board consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class II directors expires at the 2013 Annual Meeting of Stockholders. The Board proposes that the two nominees described below, each of whom is currently serving as a Class II director, be re-elected to Class II for a new term of three years expiring at the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the Proxy Committee will vote for the substitute nominee designated by the Board.

Each of our current directors, other than Mr. Morikis, joined the Board prior to the date that Fortune Brands Home & Security became an independent, publicly-traded company following the distribution of all of the Company’s issued and outstanding shares to stockholders of Fortune Brands, Inc. (“Fortune Brands,” “Beam” or “former parent”) (the transaction is referred to throughout this Proxy Statement as the “Spin-off”). Messrs. Goldstein and Klein were elected to the Company’s Board based on the recommendation of the Fortune Brands’ Nominating and Corporate Governance Committee and Board of Directors. None of the nominees nor any current Class III directors have been elected by the Company’s public stockholders. Each of the Class I directors, Ms. Hackett and Messrs. Morikis and Waters were elected by the Company’s stockholders at the 2012 Annual Meeting of Stockholders. Proxies cannot be voted for more than the number of nominees proposed for re-election.

The names of the nominees and the current Class I and Class III directors, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below.

Summary of Qualification of Directors

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. The Board also believes that all directors must possess a considerable amount of business management experience (such as experience as a chief executive, chief operating, or chief financial officer) and educational experience. The process used by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see page 9 of this Proxy Statement).

The Board believes that there are certain general requirements which are mandatory for service on the Company’s Board of Directors, while there are other skills and experiences that should be represented on the Board as a whole but not necessarily by each individual director.

General requirements for all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Financial and/or accounting expertise
•	Consumer products expertise
•	Knowledge of international markets
•	Chief executive officer/chief operating officer/chief financial officer experience
•	Extensive board experience
•	Diversity of background

Certain individual qualifications and experiences of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTOR – CLASS II DIRECTORS – TERM EXPIRING 2016

Richard A. Goldstein	Retired since May 2006; Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a manufacturer of flavor and fragrance products, from June 2000 until May 2006. Currently also a director of Beam Inc., The Interpublic Group of Companies, Inc. and Fiduciary Trust Company International. Formerly a director of International Flavors & Fragrances Inc.	71	2011

Mr. Goldstein’s background as a lawyer and his 30 year background in the consumer packaged goods industry, including as Chief Executive Officer, provides a unique perspective to the Board.

Christopher J. Klein	Chief Executive Officer of Fortune Brands Home & Security since January 2010; President and Chief Operating Officer of Fortune Brands Home & Security from April 2009 to December 2009; Senior Vice President of Fortune Brands, Inc. from February 2009 until April 2009; Senior Vice President – Strategy and Corporate Development of Fortune Brands, Inc. from April 2003 to February 2009.	49	2010

Mr. Klein’s leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations and the challenges faced by the Company.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS III DIRECTORS – TERM EXPIRING 2014

A.D. David Mackay	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, from December 2006 until December 2010; President and Chief Operating Officer of Kellogg Company from September 2003 to December 2006. Currently also a director of Beam Inc., Green Mountain Coffee Roasters, Inc. and Woolworths Limited. Formerly a director of Kellogg Company.	57	2011

Mr. Mackay served as Chief Executive Officer of one of the world’s premier packaged goods companies, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues, to those that face our Company.

David M. Thomas	Retired since March 2006; Executive Chairman of the Board of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, from January 2005 through March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and a member of the Fidelity Investments Board of Trustees. Formerly a director of IMS Health Incorporated and Fortune Brands, Inc.	63	2011

Mr. Thomas’ experience as a Chief Executive Officer and management experience at premier global technology companies helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies.

Norman H. Wesley	Retired since October 2008; Chairman of the Board of Fortune Brands, Inc. from January 2008 through September 2008; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. from December 1999 through January 2008. Currently also a director of ACCO Brands Corporation, Acuity Brands, Inc. and Green Mountain Coffee Roasters, Inc. Formerly a director of R.R. Donnelley & Sons Company, Pactiv Corporation and Fortune Brands, Inc.	63	2011

Mr. Wesley’s experience as Chief Executive Officer of a consumer products conglomerate gives him unique insights into the Company’s challenges, opportunities and operations.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS I DIRECTORS – TERM EXPIRING 2015

Ann F. Hackett	Founder and President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm, since 1996. Currently also a director of Beam Inc. and Capital One Financial Corporation. Formerly a director of Woodhead Industries, Inc.	59	2011

Ms. Hackett founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams. She brings to the Board entrepreneurial experience and expertise in strategy and human resources.

John G. Morikis	President and Chief Operating Officer of The Sherwin-Williams Co., a manufacturer of paint and coating products, since 2006.	49	2011

Mr. Morikis’ experience as a Chief Operating Officer of a global leader in the paint and coatings industry and his 25 years of experience in that industry brings to our Board the perspective of a leader who, while facing a similar set of external economic issues that face our Company, increased operating performance and productivity at Sherwin-Williams.

Ronald V. Waters, III	Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, from January 2009 through May 2010; President and Chief Operating Officer from February 2007 until December 2008; Chief Operating Officer of Wm. Wrigley Jr. Company prior thereto. Currently also a director of HNI Corporation and Chiquita Brands International, Inc. Formerly a director of Sabre Holdings Corporation, LoJack Corporation and Fortune Brands, Inc.	60	2011

Mr. Waters combines experience in two key areas of interest to the Company. First, he has experience in the consumer products and security businesses, and second, he has experience as a former Chief Executive Officer at a premier technology company.

The Board of Directors recommends that you vote FOR the election of each nominee.

CORPORATE GOVERNANCE

Fortune Brands Home & Security is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The Principles are available at http://ir.fbhs.com/governance.cfm.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Goldstein, Mackay, Morikis, Thomas, Wesley and Waters and Ms. Hackett were affirmatively determined by the Board to be independent and all such charitable relationships were deemed immaterial. Due to Mr. Klein’s employment with the Company, he is not considered independent.

None of the non-employee directors has any relationship with the Company other than being a director and stockholder. Also, none of the non-employee directors has had any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Nominating and Corporate Governance Committee and the Board adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors. The Code of Business Conduct and Ethics describes the Company’s policy on conflicts of interest. The Board has also established a Compliance Committee (comprised of senior management) which is responsible for monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Board established a Conflicts of Interest Committee (comprised of senior management) which distributes a Conflicts of Interest Policy to all of the Company’s employees, officers and directors. The Conflicts of Interest Committee reviews potential conflicts of interest and reports findings involving any director, executive officer or operating company president to the Audit Committee. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. The Conflicts of Interest Committee will present any potential related person transaction to the Audit Committee and the Audit Committee will evaluate each related person transaction and determine whether the interest of the related person in the transaction is material. The Audit Committee may ratify any related person transaction that was not submitted in advance of the transaction. All employees and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company’s policy.

All directors and executive officers are responsible for reporting any potential related person transaction to the Conflicts of Interest Committee in advance of commencing a potential transaction. Related person transactions are transactions in excess of $120,000 between the Company and a related person, which may include (i) persons or entities that beneficially own 5% or more of the Company’s common stock; (ii) the Company’s directors and executive officers; (iii) immediate family members of the Company’s directors and executive officers; and (iv) businesses controlled by the Company’s directors, officers or their immediate family members.

CORPORATE GOVERNANCE (CONTINUED)

The executive officers and the directors are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by a director or executive officer, the questionnaire is submitted to the Chairperson of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and whether the transaction should be ratified.

Certain Relationships and Related Transactions

During 2012, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Director Nomination Process

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying director candidates, the Nominating Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. When evaluating director candidates, the Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. For the purpose of this annual meeting of stockholders, the Nominating Committee recommended the nomination of each of the Company’s current Class II directors.

In connection with future director elections, or at any time there is a vacancy on the Board, the Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, the class or series and number of shares that are owned by such nominee, as well as other information required for nomination of directors by stockholders as provided in our Restated Certificate of Incorporation and Bylaws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of the Nominating Committee may then interview the candidate if it deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nominating Committee under the Company’s Corporate Governance Principles.

CORPORATE GOVERNANCE (CONTINUED)

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary, 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Mr. Thomas serves as the Company’s non-executive, independent Chairman. The Board determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chairman has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive and advising him or her on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chairman facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right for all companies and at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Klein, is independent we believe that the leadership structure currently utilized by the Board provides effective independent board leadership and oversight.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The non-executive Chairman of the Board leads these sessions.

Meeting Attendance

Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member during 2012. In addition to participation at Board and committee meetings, our directors regularly engage in other communications throughout the year, including considerable telephone and electronic mail contact with the Chairman of the Board, the Chief Executive Officer and others regarding matters of interest and concern to the Company.

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting. In 2012, all of the directors attended the Company’s first annual meeting of stockholders.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

CORPORATE GOVERNANCE (CONTINUED)

Annually, management identifies external, strategic, operational, financial and compliance risks, assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks and changes and/or emerging risks. In addition, the Audit Committee oversees management of the Company’s financial risks.

The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans and programs. During 2012, the Compensation Committee’s independent compensation consultant conducted an assessment of the risks associated with the Company’s compensation practices and programs. For more information about that assessment see “Compensation Risks” below.

The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and the Company’s corporate governance structure, as well as management of risks associated with environmental, health and safety, diversity, philanthropy, global citizenship and sustainability.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the non-executive Chairman and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the various risks facing the Company, including the magnitude of such risks.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee, with assistance from its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not. In general, the compensation arrangements throughout the organization are consistent with the general structure and design of other companies of similar size and industry sector, and the following risk-mitigating design features have been incorporated into the Company’s programs:

•	The Company utilizes multiple long-term incentive vehicles with overlapping three-year performance cycles;

•	The Company uses multiple and diverse performance metrics in plans;

•	The Company often uses individual objectives and other discretionary metrics in determining certain payouts;

•	Upside on payout potential is capped for both short-term and long-term incentives;

•	The majority of an individual’s total compensation mix is not derived from a single incentive plan; and

•	The Company maintains stock ownership guidelines (which include an anti-hedging provision) and a formal claw back policy.

As a home and security consumer products business, the Company does not face the same level of risks associated with compensation for employees at financial services firms (traders and transactions involving instruments with a high degree of risk) or technology companies (rapidly changing markets). As described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulas or objective factors on excessive risk taking.

CORPORATE GOVERNANCE (CONTINUED)

Board Committees

The Board established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. The charters of these committees are available on the Company’s website at http://ir.fbhs.com/governance.cfm.

A list of current Committee memberships may be found on the Company’s website at http://ir.fbhs.com/committees.cfm. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	Nominating and Corporate Governance
Richard A. Goldstein		X		X
Ann F. Hackett		C	X	X
Christopher J. Klein			X
A. D. David Mackay	X	X
John G. Morikis	X	X
David M. Thomas	X		C	C
Ronald V. Waters, III	C		X	X
Norman H. Wesley	X	X

An “X” indicates membership on the committee.

A “C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee’s primary function is to assist the Board of Directors in overseeing the (i) integrity of the financial statements and the financial reporting process of the Company; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; and (iv) performance of the Company’s external and internal auditors.

Each member of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Wesley and Waters), is financially literate. Each of Messrs. Mackay, Thomas, Wesley and Waters has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in Rule 10A-3 under the Exchange Act and the New York Stock Exchange Listed Company Manual. The Audit Committee met nine times in 2012.

Compensation Committee

The Compensation Committee’s primary functions are to (i) develop and critically review the Company’s executive pay philosophy and practices so that they are aligned with the Company’s business strategy; and (ii) set the compensation of the Company’s named executive officers and other officers of the Company who hold the office of vice president or a more senior office and the presidents of the Company’s principal operating companies in a manner that is consistent with competitive practices, individual and Company performance and the requirements of appropriate regulatory bodies.

As required by its charter, each member of the Compensation Committee (Messrs. Goldstein, Mackay, Morikis, Wesley and Ms. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual and pursuant to SEC and Internal Revenue Service regulations. The Committee has created a special Subcommittee comprised of Ms. Hackett and Messrs. Goldstein, Mackay and Morikis that is responsible for approving all performance standards and payments for officers for any pay program intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met five times in 2012.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information on compensation paid to executives. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation to provide to the Company’s named executive officers, other officers who hold the office of Vice President or a more senior office and the presidents of our operating companies. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer attends meetings of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations. See pages 17 through 31 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2012.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Meridian Compensation Partners, LLC (“Meridian”) was retained directly by and reported directly to the Compensation Committee during 2012. In 2012, Meridian provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provided market data (including compiling the Survey Group and related performance data) as background for decisions regarding Chief Executive Officer and senior management compensation;

•	Performed an assessment of risks associated with the Company’s executive compensation structure and design;

•	Assisted in the design of the Company’s 2013 Long-Term Incentive Plan, which is being presented to stockholders for approval at the Annual Meeting; and

•

Attended all five 2012 Compensation Committee meetings (including executive sessions without the presence of management) and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

The Compensation Committee has authorized Meridian to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee, and Meridian is included in discussions with management and, when applicable, the Compensation Committee’s outside legal counsel on matters being brought to the Compensation Committee for consideration. Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

CORPORATE GOVERNANCE (CONTINUED)

Executive Committee

The Executive Committee did not meet in 2012. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s (the “Nominating Committee”) primary functions are to (i) provide recommendations to the Board of Directors with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) develop a set of corporate governance principles; (iv) oversee the process of the evaluation of the Board and management; and (v) review and advise management on matters relating to the Company’s responsibilities to its employees and the community. The Nominating Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors.

As required by its charter, each member of the Nominating Committee (Messrs. Goldstein, Thomas and Waters and Ms. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times in 2012.

Other Corporate Governance Resources

The charters of each committee, the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (http://ir.fbhs.com/governance.cfm).

DIRECTOR COMPENSATION

Cash Fees

The annual cash fee for services as a non-employee director of the Company is $80,000. The members of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Wesley and Waters) and the Compensation Committee (Messrs. Goldstein, Mackay, Morikis, Wesley and Ms. Hackett) receive an additional annual cash fee of $7,500 for their service on these committees. In addition, the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional annual cash fee of $15,000 for such service (Messrs. Thomas and Waters and Ms. Hackett). Mr. Thomas receives an additional annual fee of $200,000 for his service as non-executive Chairman of the Board.

Directors have the ability to elect to receive payment of their cash fees in Company common stock rather than cash. In 2012, Mr. Morikis participated in this program and received payment of his cash fees in Company stock. Directors also have the ability to defer receipt of their cash fees until the January following the year in which the individual ceases acting as a director of the Company. In 2012, none of the directors participated in this program.

Stock Awards

Each non-employee director receives an annual stock grant that is based on a set dollar value of $115,000. In 2012, the number of shares granted was determined by dividing the closing price of the Company’s common stock on the grant date into the annual dollar value ($115,000), rounded to the nearest share. At the time of the Company’s Spin-off in 2011, none of the Board members received a stock award for their partial year of service. As a result, each non-employee director received a pro-rated stock grant based on his or her months of service from October 1, 2011 through December 31, 2011 in 2012.

Directors have the ability to defer receipt of their annual stock awards until the January following the year in which the individual ceases acting as a director of the Company. In 2012, Ms. Hackett was the only director that elected to defer receipt of her annual stock award.

Stock Options

The Company does not currently grant non-employee directors stock options. Any vested stock options held by directors of our former parent company prior to the Spin-off of our Company, were replaced with a combination of Home & Security stock options and adjusted Beam Inc. stock options. As a result, Messrs. Thomas and Wesley have outstanding Home & Security stock options. For the number of outstanding Home & Security stock options held by each non-employee director, see “Certain Information Regarding Security Holdings” on pages 58 and 59 of this Proxy Statement.

DIRECTOR COMPENSATION (CONTINUED)

Stock Ownership of Board Members

To align the Board’s interests with those of stockholders, the Board of Directors established Stock Ownership Guidelines for non-employee directors. Directors are encouraged to own Company stock with a fair market value currently equal to $240,000 (or three times their annual cash fee). The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. All of our directors currently meet the stock ownership guidelines. For information on the beneficial ownership of securities of the Company by directors and executive officers see “Certain Information Regarding Security Holdings” on pages 58 and 59.

2012 Director Compensation*
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard A. Goldstein	87,500	143,750	n/a	n/a	n/a	7,235	238,485
Ann F. Hackett	102,500	143,750	n/a	n/a	n/a	5,695	251,945
A.D. David Mackay	95,000	143,750	n/a	n/a	n/a	695	239,445
John G. Morikis	92,646	115,000	n/a	n/a	n/a	263	207,909
David M. Thomas	302,500	143,750	n/a	n/a	n/a	6,202	452,452
Ronald V. Waters, III	102,500	143,750	n/a	n/a	n/a	5,695	251,945
Norman H. Wesley	95,000	143,750	n/a	n/a	n/a	1,202	239,952

 * Although Mr. Klein currently serves as a member of the Board, he does not receive any additional compensation for such service.

1	In 2012, Mr. Morikis elected to receive payment of his cash fees in Company common stock pursuant to the Non-Employee Director Stock Election Program. As a result, he received a total of 4,268 shares in lieu of cash and $68.03 in cash for the value of fractional shares.

2	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $20.39 per share. Ms. Hackett elected to defer receipt of her stock award until the January following the year in which she ceases being a director. See “Certain Information Regarding Security Holdings” on pages 58 and 59 of this Proxy Statement for the number of shares of stock held, including stock deferred, by each current director as of March 1, 2013.

3	Mr. Thomas had 4,980 stock options and Mr. Wesley had 189,284 stock options outstanding under the Company’s 2011 Long-Term Incentive Plan as of December 31, 2012. See “Certain Information Regarding Security Holdings” on pages 58 and 59 of this Proxy Statement for the number of stock options held by each current director as of March 1, 2013.

4	Included in this column are premiums paid for group life insurance coverage, as well as the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to all Company employees and directors. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or “CD&A,” describes the Company’s executive compensation program for 2012. We use our executive compensation program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Compensation Committee of the Board of Directors made 2012 compensation decisions for our executives, including the following Named Executive Officers (the “NEOs”):

Christopher J. Klein	Chief Executive Officer, Fortune Brands Home & Security, Inc.
E. Lee Wyatt, Jr.	Senior Vice President and Chief Financial Officer, Fortune Brands Home & Security, Inc.
John N. Heppner	President and Chief Executive Officer, Fortune Brands Storage & Security LLC
David B. Lingafelter	President, Moen Incorporated
David M. Randich	President, MasterBrand Cabinets, Inc.
Gregory J. Stoner*	Former President, MasterBrand Cabinets, Inc.

*	Mr. Stoner resigned as President of MasterBrand Cabinets, Inc. and Mr. Randich replaced him as President of MasterBrand Cabinets, Inc. on October 8, 2012. Mr. Randich served as President of Therma-Tru Corp. prior thereto.

Use of the term “Operating Company Presidents” throughout the CD&A specifically refers to Messrs. Heppner, Lingafelter, Randich and Stoner.

This CD&A is divided into three main sections.

•	The first section provides an Executive Summary.

•	The next section discusses the Compensation Committee’s process for awarding compensation to the NEOs.

•	The third section provides a detailed description of the types and amounts of compensation awarded to the NEOs for 2012.

In addition, the CD&A includes a description of incentive awards that were previously awarded but paid in 2012.

EXECUTIVE SUMMARY

Fortune Brands Home & Security has a solid business model built on attractive product categories, consumer driven innovation, and operational excellence. When combined with organic growth from market and share gains as well as potential cash generation, we believe Home & Security has the potential for long-term value creation. As a new independent public company after the Spin-off, the Compensation Committee evaluated the Company’s compensation programs and took key actions to achieve the following:

•

Align annual cash incentive compensation with increasing profit and returns. In 2012, annual cash incentive compensation for Messrs. Klein and Wyatt was weighted 75% Earnings Per Share (“EPS”) and 25% Return on Invested Capital (“ROIC”), while the weighting for Operating Company Presidents was 75% Operating Income (“OI”) and 25% Return on Net Tangible Assets (“RONTA”) for each of their respective companies. The Compensation Committee believes focusing on these key metrics will result in stronger growth in EPS and increased ROIC, which supports improving stockholder returns.

•

Discontinue future use of long-term cash incentive programs in favor of using performance share awards. In 2012, the Compensation Committee stopped making long-term cash incentive grants and replaced them with performance share awards (“PSAs”) which are based on challenging three-year EPS and ROIC targets. The Compensation Committee believes this change reinforces our pay-for-performance culture.

•

Emphasis on equity based compensation. Total equity based compensation represents, on average, 57.1% of 2012 NEO compensation (excluding Mr. Stoner) and strongly aligns management’s interests with stockholders. PSAs awarded to all NEOs are now based on consolidated corporate performance, weighted 75% EPS and 25% ROIC. In addition, this emphasis on equity based compensation builds on the Compensation Committee’s one-time grant of equity at the time of the Spin-off that vests over a four-year period. The Compensation Committee believes equity grants further align executive interests with stockholders and facilitate executive retention.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

This compensation structure, along with the market leadership and operating advantages that were built during the housing downturn, allowed Home & Security not only to benefit from the beginning of the housing market recovery in 2012 but also outperform the market.

The following are highlights of the Company’s 2012 results which show how Home & Security outperformed the market, generated strong operating leverage and maintained a flexible capital structure with a strong balance sheet. We believe these results were driven, in part, by our alignment on key compensation metrics and reflect both our culture of performance and focus on creating long-term stockholder value.

2012 FINANCIAL PERFORMANCE (in millions except EPS)
		2012	2011	% CHANGE

SALES	Kitchen & Bath Cabinetry	$1,326.6	$1,256.3	6%
	Plumbing & Accessories	$1,100.7	$962.8	14%
	Advanced Material Windows & Door Systems	$587.2	$552.9	6%
	Security & Storage	$576.6	$556.6	4%
	TOTAL	$3,591.1	$3,328.6	8%
OPERATING INCOME* (before charges/gains)		$227.7	$163.0	40%

EPS* (before charges/gains)		$.89	$.60	48%
ROIC* (before charges/gains)		6.3%	4.1%

CAPITAL PERFORMANCE (in millions)
	December 31,	December 31,	October 3, 2011 Spin-off
	2012	2011
CASH	$336	$121	$77
DEBT	$326	$411	$520
DEBT-TO-CAPITAL	12%	16%	20%(1)
MARKET CAPITALIZATION (in billions)	$4.8	$2.7	$1.9

(1)	Equity as of September 30, 2011.

Certain financial results included in the above chart are presented on a non-GAAP basis. Reconciliations of these non-GAAP measures, which are identified by an asterisk (*), to the most closely comparable GAAP measures are presented in Appendix C to this Proxy Statement.

In addition, the Company uses non-GAAP figures in this CD&A; EPS, ROIC, OI and RONTA as used hereafter are all on a before charges/gains basis and include other adjustments including for the impact of foreign exchange. The 2012 EPS results were calculated on a before charges/gains basis and adjusted for the impact of foreign exchange. The 2012 ROIC results were calculated on a before charges/gains basis and represents net income plus after-tax interest expense derived in accordance with GAAP, excluding any restructuring and other charges and other select items, divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity), excluding any restructuring and other charges and other select items. The 2012 OI results were calculated on a before charges/gains basis and adjusted for the impact of foreign exchange. The 2012 RONTA results were calculated on a before charges/gains basis and represents operating income derived in accordance with GAAP, excluding any restructuring and other charges and other select items, divided by the thirteen month average of GAAP assets less intangibles, accounts payable and other non-interest bearing liabilities (i.e., Net Tangible Assets). These figures may be different from those used by management when providing guidance or discussing Company results.

Many of the financial measures reported above drive the value of performance-based compensation paid to the NEOs. Compensation paid to the NEOs reflected the Company’s winning financial performance.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2012 STOCK PRICE PERFORMANCE

The following chart summarizes NEO compensation awarded in 2012:

Summary of 2012 NEO Compensation

Named Executive Officer(1)	2012 Annual Base Salary	2012 Annual Incentive Target Value	2012 Long- Term Incentive Award Value(2)	2012 Total Target Compensation
Christopher J. Klein	$920,000	$1,012,000	$3,300,000	$5,232,000
E. Lee Wyatt, Jr.	$663,000	$563,550	$1,500,000	$2,726,550
John N. Heppner	$469,000	$281,400	$915,000	$1,665,400
David B. Lingafelter	$464,000	$278,400	$800,000	$1,542,400
David M. Randich(3)	$460,000	$276,000	$650,000	$1,386,000

(1)	Mr. Stoner’s compensation is not included in this table because he resigned from the Company in October 2012 and therefore did not receive the annual compensation that he would have received if he worked the full year. Please see page 29 of this Proxy Statement for a description of the amounts paid to Mr. Stoner in connection with his resignation.

(2)	Expressed as the aggregate grant date value of stock options, restricted stock units and performance shares (target), as determined using the assumptions found in footnote 11 to the consolidated financial statement contained in the Company’s Form 10-K for the year ended December 31, 2012.

(3)	Although Mr. Randich became President of MasterBrand Cabinets, Inc. in October 2012, all of his 2012 incentive compensation is based on the results of Therma-Tru Corp.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Results of the 2012 Say-On-Pay Vote

In our first annual stockholder advisory vote on NEO compensation (commonly referred to as “Say-on-Pay”), the Company’s 2011 executive pay program received overwhelming support (of the votes cast on the proposal, 95.09% in favor) from our stockholders. Even with this strong endorsement of the Company’s pay practices, the Compensation Committee believes that it is essential to regularly review the executive compensation program. As a result of this review in 2012, the Compensation Committee made the changes described immediately below to further align management’s interests with those of stockholders.

Overview of 2012 NEO Compensation

The following chart summarizes key actions taken by the Compensation Committee in 2012:

SUMMARY OF KEY COMMITTEE ACTIONS IN 2012

COMPENSATION CHANGE			RATIONALE FOR THE CHANGE

Changed the metrics used to determine annual cash incentives, which were previously based upon OI and working capital efficiency (WCE).			EPS and ROIC are measures of the Company’s profitability and the success of its business strategies.
NEO	2012 Metrics and Weight

For the Operating Company Presidents, OI performance for each of their respective companies now contributes to 75% of annual cash incentive. Basing a larger portion of annual incentives on OI further aligns management’s interests with those of stockholders, since operating company OI contributes directly to EPS of the Company, which in turn contributes to stockholder value. The remaining 25% of the Operating Company Presidents’ annual cash incentive is now based upon an operating company’s RONTA instead of ROIC. RONTA is a better performance incentive than ROIC for the Operating Company Presidents, as ROIC is difficult to calculate on an operating company basis. RONTA is more appropriate than WCE for a company on the front end of an improving market that anticipates growth.

Messrs.	EPS	75%
Klein & Wyatt	ROIC	25%
Operating Company Presidents	OI* RONTA*	75% 25%

Eliminated long-term cash incentive programs in favor of using equity-based performance share awards (PSAs) with three-year cumulative goals.

The addition of PSAs to the mix of equity awards highlights the importance of both improving performance and increasing share value over the long-term. It also further aligns management’s interests with those of stockholders.

Changed the mix of long-term incentive awards-stock options, restricted stock units (RSUs) and PSAs-to place greater emphasis on whole share awards (RSUs and PSAs).			The change focuses executives on long-term corporate performance. The new mix also balances performance (stock options and PSAs) and retention (RSUs) objectives.
Changed the performance goals for Operating Company Presidents’ long-term incentives to use the same metrics and goals as those used for corporate officers.			The change highlights the need for the Operating Company Presidents to balance their focus between the performance of their individual operating company and the performance of the Company as a whole.
• Operating Company Presidents previously received long-term incentive compensation in cash based solely upon the performance of their respective companies.

*	Calculated for each Operating Company President’s respective company. Mr. Heppner’s annual cash incentive award is calculated based on the weighted performance results for Master Lock Company LLC (75%) and Waterloo Industries, Inc. (25%).

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Maintaining Best Practices Regarding Executive Compensation

The Compensation Committee maintains policies and procedures for itself and for certain of the Company’s executives, including the NEOs, many of which it believes represent best practices in corporate governance.

Committee Practices
Independence of Committee members	Committee members satisfy the New York Stock Exchange independence standards.
Independent Compensation Consultant

The Compensation Committee reviewed independence criteria and determined that the Committee’s compensation consultant (Meridian Compensation Partners) is independent, has not performed services for management in the past and is prohibited from doing so for so long as it serves as the Committee’s consultant. The Committee has sole authority to retain, supervise and terminate the compensation consultant.

Annual risk assessment

The Compensation Committee annually assesses the level of risk associated with the Company’s executive compensation program to ensure that its plans and awards are designed and working in a way to not encourage excessive risk taking.

Executive Compensation Practices
Stock Ownership Guidelines	The Company maintains the following stock ownership guidelines for certain officers, including NEOs:
	Officer Level	Stock Ownership Level as a Multiple of Annual Base Salary
	CEO	6
	Operating Company Presidents	3
	SVPs	3
	VPs	1
	Officers have five years to acquire the requisite amount of stock. All of the NEOs have satisfied the stock ownership guidelines.
Anti-Hedging Policy

The CEO, Senior Vice Presidents and Vice Presidents of the Company and the Presidents of each of our operating companies are prohibited from hedging the risk of owning Company common stock or from trading in derivatives of Company common stock.

Clawback Policy

The Company has the right to seek to recoup all or part of annual cash incentives or PSAs that relate to a performance period beginning after September 26, 2011 if there is a: (1) significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment, or (2) a restatement of the Company’s financial statements for any such year which results from fraud or willful misconduct committed by an award holder.

The Company has the right to seek to recoup all or part of an executives’ other equity awards pursuant to the terms and conditions of the awards.

“Double triggers” in change in control agreements

The NEOs and other executive officers cannot receive change in control benefits unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No tax gross ups on change in control benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.
Minimal executive perquisites	As described later in the CD&A, the Company provides very minimal perquisites to the NEOs.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

We strongly believe that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward NEOs for the achievement of both short-term and long-term strategic and operational goals and the creation of stockholder value, while at the same time avoiding incentives that encourage unnecessary or excessive risk taking.

COMPENSATION PHILOSOPHY	DESIGN APPROACH	EXAMPLES
Create and reinforce a pay-for-performance culture	Create strong line-of-sight to metrics so participants can directly impact operating company and corporate performance through their individual performance.

• CEO’s and CFO’s annual and long-term incentives were tied to corporate performance;

• Operating Company Presidents’ annual incentives were tied to their individual operating company performance, while long-term incentives were tied to corporate performance;

• Performance-based variable compensation comprised, on average, more than 75% of total direct compensation for the current NEOs.

Align management’s interests with those of stockholders	Deliver a significant amount of total compensation through equity.	• Replaced long-term cash programs with equity awards; • Maintain stock ownership guidelines for senior officers, including the NEOs.
Attract, retain and motivate superior talent through competitive compensation	Establish competitive levels of compensation and ensure an optimized mix of long-term incentive vehicles to support business strategy.

• The Committee annually reviews compensation levels and practices among the Company’s competitors to ensure that our programs are in line with the market.

• Adopted a balanced mix of equity vehicles to enhance pay-for-performance (stock options and PSAs) and retention (RSUs) objectives.

Provide incentive compensation that promotes desired behaviors without encouraging excessive risk	Balance incentive compensation between short- and long-term performance through careful selection of performance metrics.

• Adopted new performance metrics to enhance line-of-sight to individual operating company and corporate performance;

• Assessed and determined that the risks associated with executive incentive plans do not encourage excessive risk-taking.

Maintaining a Competitive Compensation Program

The Compensation Committee adopted a benchmarking comparison group (the “2012 Survey Group”) for purposes of reviewing and approving 2012 compensation. Meridian Compensation Partners, which served as the outside compensation consultant to the Compensation Committee, provided information and suggestions as to the composition of the 2012 Survey Group. The 2012 Survey Group consisted of 18 consumer products companies with median 2011 revenue of $3.8 billion compared to the Company’s 2011 revenue of $3.3 billion. The Company believes that it competes with these companies for executive talent. The 2012 Survey Group consists of the following companies, and was the same survey group used for evaluating 2011 post-Spin-off compensation decisions:

Armstrong World Industries	Kohler Co.	Pella Corporation
Andersen Corporation	Leggett & Platt Incorporated	Stanley Black & Decker, Inc.
A. O. Smith Corporation	Lennox International Inc.	The Sherwin Williams Company
Cooper Industries plc	Masco Corporation	USG Corporation
Fastenal Company	Mohawk Industries, Inc.	Valspar Corporation
Jarden Corporation	Newell Rubbermaid Inc.	Watsco, Inc.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee compared the base salaries, target annual cash incentive, total long-term incentives and total direct compensation for the Company’s NEOs to the regressed 50th percentile of the benchmark data to determine whether the Company’s compensation practices fell in line with market data. The Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market practices. Rather, the Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels and individual performance. Accordingly, the Compensation Committee may determine that with respect to one or more individuals that it is appropriate for total compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the benchmark data. The factors that may influence the amount of compensation awarded may include market competition for a particular position, an individual’s possession of a unique skill or knowledge set, proven leadership capabilities, tenure with the Company and other business experience. Throughout the CD&A, the benchmarking data used by the Compensation Committee are referred to as “market data.”

Evaluating NEO Performance

The Compensation Committee, in conjunction with the entire Board, conducts a formal evaluation of the Company’s CEO each year relative to his performance against strategic goals established at the beginning of the year. The CEO in turn reviews and evaluates each of the other NEOs relative to their performance against strategic goals established at the beginning of the year. The CEO then presents his evaluations to the Compensation Committee.

TYPES AND AMOUNTS OF 2012 NEO COMPENSATION

Summary of Elements of Executive Compensation

The Company provided various types of compensation to the NEOs in 2012, some of which were fixed and some of which were variable and dependent upon the performance of an individual operating company and/or the Company as a whole.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart summarizes the elements of total compensation provided to the NEOs in 2012. Further details regarding each of the elements are provided in the discussion that follows the chart.

CATEGORY	SPECIFIC AWARD	TERMS
Cash Compensation	Base Salary	Reviewed annually and adjusted depending on individual performance, market data, internal pay equity and Company and/or operating company performance.
Annual Incentive

Cash payment determined based upon achievement of pre-established performance goals.

Target payment for each NEO expressed as a percentage of base salary. Actual payouts of annual incentives can range from 0% to 200% of target, based upon the achievement of performance goals.

Performance goals for corporate officers were based upon total Company performance. Performance goals for Operating Company Presidents were based solely on performance of their own operating company.

Equity Compensation Awarded under the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan	RSUs	Time-vested awards paid in shares of Company common stock. For certain NEOs, vesting is also subject to a threshold EPS performance goal. The RSUs vest in three equal annual installments.
	Stock Options	Options were granted at fair market value, become exercisable in three equal annual installments and expire ten years after the grant date.
PSAs

Equity awards that pay out in shares of Company stock if specified performance goals for cumulative EPS (weighted 75%) and average ROIC (weighted 25%) for the period of January 1, 2012 through December 31, 2014 are met.

The PSAs vest three years after grant, subject to achievement of performance goals.

Retirement	Defined Contribution and Supplemental Defined Contribution

A portion of the retirement benefits are provided under the Company’s tax-qualified defined contribution plan.

Messrs. Klein and Wyatt receive a profit sharing award that is provided to all eligible employees of the Company’s corporate office. Mr. Randich was eligible to receive a profit sharing award. Any portion of profit sharing benefits that cannot be contributed to the tax-qualified defined contribution plan as a result of IRS limits are contributed to a non-qualified supplemental retirement plan.

Pension and Supplemental Pension*

A portion of the retirement benefits are provided under various tax-qualified defined benefit pension plans maintained by the operating companies.

Only Messrs. Klein, Heppner, Lingafelter and Stoner accrued pension benefits in 2012. Any portion of pension benefits that cannot be accrued under the tax-qualified defined benefit pension plan as a result of IRS limits are accrued in the non-qualified supplemental retirement plan.

Severance and Change in Control Agreements

Provide benefits following termination under specified circumstances.

Benefits include cash severance and continued benefits coverage. Amounts increase for terminations within a certain period following a change in control.

Benefits conditioned on the NEO signing a release of legal claims and non-solicitation/non-competition agreement.

Perquisites	Minimal	Limited personal use of Company aircraft for the CEO. Relocation expenses for moving a primary residence made at the Company’s request. Annual executive physicals.
*	Because the pension plan for Company employees was closed to new participants prior to his hire date, Mr. Wyatt is not eligible for pension benefits.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Provided to NEOs in 2012

Base Salary

In setting base salary levels, the Compensation Committee (together with Mr. Klein for NEOs other than himself) considered competitive market data in addition to other factors, such as retention, individual performance, internal pay equity and tenure with the Company. In 2012, each of the NEOs received annual base salary increases ranging from 2%-3%. Mr. Randich received an additional base salary increase of 10% in October 2012 when he was promoted to President of MasterBrand Cabinets, Inc. This additional increase in Mr. Randich’s base salary was made to reflect the increased responsibilities associated with his position as President of the Company’s largest segment and to bring his salary more in line with market data for his new position.

In the remainder of this section of this CD&A, please note that amounts awarded to Mr. Randich are based upon the performance of Therma-Tru Corp., the company at which Mr. Randich served as President prior to becoming President of MasterBrand Cabinets, Inc. in the fourth quarter.

Annual Cash Incentive

The Compensation Committee established minimum, target and maximum performance goals for each NEO’s annual cash incentive. Targets for annual cash incentives are expressed as a percentage of base salary. The amount of annual cash incentive actually paid to the NEOs depended upon the achievement of pre-established performance goals, described below. If the performance goals were not met, a NEO could still receive an annual cash incentive, but the amount would be less than the target value. However, no cash incentive would have been paid unless the Company exceeded the minimum pre-established performance goal.

The minimum annual cash incentive for any NEO was 0% of target, and the maximum was 200% of target. The target levels were competitive compared to market data:

Named Executive Officer	Target Incentive as % of Base Salary
Christopher J. Klein	110%
E. Lee Wyatt, Jr.	85%
John N. Heppner	60%
David B. Lingafelter	60%
David M. Randich	60%
Gregory J. Stoner	60%

Performance goals for officers of the Company were set differently than those for the Operating Company Presidents. For Messrs. Klein and Wyatt, annual cash incentives were based on goals for the Company’s 2012 EPS and ROIC, with EPS weighted 75% and ROIC weighted 25%. EPS and ROIC were selected as performance measures because they focus executives on both maximizing stockholder value (EPS) and encourage the Company’s operational efficiency (ROIC). The target EPS goal was $0.69 per share, and the target ROIC goal was 4.9% for both Mr. Klein and Mr. Wyatt. These targets represent increases of 15% for EPS (calculated before charges and gains) and 16.6% for ROIC (calculated before charges and gains) over the Company’s EPS and ROIC results for 2011. Based upon the Company’s 2012 EPS and ROIC results, Mr. Klein received an annual cash incentive of $2,024,000 and Mr. Wyatt received an annual cash incentive of $1,127,100, each at 200% of target.

Performance goals for the annual cash incentives for the Operating Company Presidents were based upon the OI (weighted 75%) and RONTA (weighted 25%) results for their respective companies. OI serves as a measure of profitability for each operating company, and RONTA serves as a substitute for ROIC, which is difficult to calculate on an operating company basis.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

With respect to the Operating Company Presidents, the following table sets forth the target OI and RONTA performance goals, actual performance results and the amounts paid for the 2012 annual cash incentive awards:

2012 Weighted OI and RONTA Results for Operating Company Presidents’ Annual Cash Incentive

		Operating Company Performance		2012 Cash Incentive

Named Executive Officer	Performance Measures	Target ($ in millions)	Actual Performance	Amount Paid	% of Target
John N. Heppner(1)
Master Lock Company, LLC	OI	$52.0	$55.2
	RONTA	38.9%	43.2%	$445,808	158.4%
Waterloo Industries, Inc.	OI RONTA	$14.0 15.0%	$16.1 17.3%
David B. Lingafelter	OI	$143.5	$168.8	$556,800	200%
	RONTA	75.0%	95.2%
David M. Randich(2)	OI	$4.0	$5.6	$307,464	111.4%
	RONTA	3.6%	5%
Gregory J. Stoner(3)	OI	$33.0	$40.1	$281,514	114.2%
	RONTA	8.9%	12.2%

(1)	Mr. Heppner’s annual cash incentive was based on the weighted performance results of Master Lock (75%) and Waterloo (25%).

(2)	Mr. Randich’s annual cash incentive was based solely on performance results of Therma-Tru Corp.

(3)	Mr. Stoner’s annual cash incentive was pro-rated through his date of resignation.

Long-Term Incentive Awards

The Compensation Committee believes that equity awards both align management’s interests with those of stockholders and reinforce a pay-for-performance culture.

In 2012, the Compensation Committee increased the weighting of equity-based compensation within total compensation. Total equity-based compensation now represents, on average, 57.1% of 2012 NEO compensation (excluding Mr. Stoner) to provide for a greater alignment of management’s interests with stockholders.

The NEOs received three types of equity awards under the Fortune Brands Home & Security, Inc. 2011 Long Term Incentive Plan (the “LTIP”) in 2012: stock options, RSUs and PSAs. Each type of equity award comprised one-third of each NEO’s total equity-based award in 2012. The values of each of the NEO’s 2012 equity-based awards were (expressed as the aggregate grant date value of stock options, PSAs and RSUs, assuming target payouts for PSAs):

Christopher J. Klein	$3,300,000
E. Lee Wyatt. Jr.	$1,500,000
John N. Heppner	$915,000
David B. Lingafelter	$800,000
David M. Randich	$650,000

The value of the 2012 equity-based awards granted to Mr. Stoner have been excluded as such equity was forfeited.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart shows the significant role that equity plays in the Company’s executive compensation program:

CEO Compensation	Other NEO Compensation

The chart above reflects compensation granted by the Compensation Committee in 2012. Included in Performance Based Variable Compensation is all compensation that is impacted by the Company’s financial performance or stock price performance and includes annual incentive awards, stock options, performance share awards and restricted stock units.

As stated above, one-third of the total equity awarded to the NEOs was granted in the form of PSAs. The PSAs will only be paid out to the NEOs and other recipients if the Company achieves specified goals for diluted EPS and ROIC during the three-year performance period beginning on January 1, 2012 and ending on December 31, 2014. No PSAs will be paid unless at least the minimum established goals are achieved.

The EPS and ROIC goals are challenging to require superior performance at both the target and maximum payout levels. The Compensation Committee based the performance goals on EPS and ROIC because it believes that the combined use of diluted EPS and ROIC are the most comprehensive factors for driving sustainable growth and returns. Although the annual cash incentives for Messrs. Klein and Wyatt also use EPS and ROIC goals, the annual incentive employs a one-year goal, while the PSAs focus on cumulative performance over three years, which provides a strong incentive for sustained results over the long term.

The following chart shows the percentage of PSAs awarded that will be paid out in shares of Company common stock at the end of the 2012-2014 performance period, depending on the extent to which the performance goals have been achieved:

Percentage of PSAs Paid Based on the % of EPS and ROIC Goals Achieved

		Average ROIC
		Minimum	Target	Maximum
Diluted Cumulative EPS	Minimum	0	25	50
	Target	75	100	125
	Maximum	150	175	200

Any payouts under the 2012-2014 PSAs will not occur until early in 2015, following the Compensation Committee’s certification of performance results.

One-third of the total equity awarded to the NEOs in 2012 was granted in the form of RSUs. The RSUs awarded in 2012 vest in three equal annual installments on the anniversary date of the grant, assuming the NEO remains employed through the vesting dates. Certain NEOs that were awarded RSUs in 2012 had a threshold EPS goal of $0.10 per share in 2012, which was intended to allow the RSUs to qualify as “performance-based compensation” under the Code.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Retirement Benefits

The Company maintains a tax-qualified defined contribution plan that allows tax deferred contributions for certain eligible employees, including all of the NEOs. Each operating company provides a matching contribution to eligible employees, except for Therma-Tru, which provides a qualified non-elective contribution to its eligible employees. In addition, Fortune Brands Home & Security and Therma-Tru provide profit sharing contributions to eligible employees. In 2012, the NEOs received contributions to their accounts under the tax-qualified defined contribution plan sponsored by Home & Security. In 2012, Messrs. Klein, Wyatt and Randich were eligible to receive profit sharing benefits.

In addition, Messrs. Klein and Wyatt received supplemental profit sharing benefits under a non-qualified supplemental retirement plan sponsored by Home & Security. Mr. Randich received supplemental qualified non-elective and supplemental profit sharing benefits under the supplemental retirement plan sponsored by Therma-Tru. The contributions and credits are reported in the 2012 Summary Compensation Table on page 32 of this Proxy Statement.

Each operating company that employs a NEO, except for Therma-Tru, maintains a tax-qualified defined benefit plan that provides pension benefits to certain eligible employees, including Messrs. Klein, Heppner and Lingafelter. The Company and each operating company that provides a tax-qualified defined benefit pension plan provides non-qualified supplemental pension benefits under the respective company’s non-qualified supplemental retirement plan. Except for Messrs. Wyatt and Randich, all of the NEOs accrued pension benefits under both tax-qualified defined benefit pension plans and non-qualified supplemental retirement plans in 2012. The pension plans are sponsored by the operating companies and the supplemental retirement plans are sponsored by the Company and the operating companies. These benefits are reported in the 2012 Summary Compensation Table on page 32 of this Proxy Statement and in the Pension Benefits Table on page 39 of this Proxy Statement.

Severance and Change in Control Agreements

The Company previously entered into Severance and Change in Control Agreements with each of the NEOs. The severance benefits under the Severance and Change in Control Agreements consist of:

•

a multiple (described below) of the NEO’s base salary, target annual cash incentive, and any profit sharing allocation and tax-qualified defined contribution plan matching contribution for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described below) of coverage under life, health, accident and medical plans; and

•

an amount equal to the award the executive would have received under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan based upon actual Company performance for the calendar year in which the termination date occurs, pro-rated for the portion of the calendar year during which the executive was employed by the Company.

All of the change in control agreements that the Company has with each of the NEOs contain “double triggers,” which means that there must be both a change in control of the Company and a qualifying termination of employment before any enhanced change in control benefits are paid. If Mr. Klein experiences a qualifying termination of employment other than within 24 months following a change in control, his multiple for severance benefits will be 24 months. If Mr. Klein experiences a qualifying termination of employment within 24 months following a change in control, his multiple for severance benefits will be 36 months. The multiples for Messrs. Wyatt, Heppner, Lingafelter and Randich will be 18 months for qualifying terminations occurring other than within 24 months following a change in control and 24 months for qualifying terminations occurring within 24 months following a change in control. (For information on the severance benefits paid to Mr. Stoner, see page 29 of this Proxy Statement.) A qualifying termination of employment is one that is initiated by the Company without “cause” or by the NEO with “good reason,” as such terms are defined in the agreements.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

These agreements require the executive to sign a release of legal claims against the Company to receive any severance payments. The agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Internal Revenue Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, taking into account payment of the excise tax by the executive). The agreements also contain various restrictive covenants, including a 12-month non-competition restriction for terminations that do not occur within 24 months following a change in control, a 12-month non-solicitation provision and a provision prohibiting the executive and the Company from making disparaging statements about the other either during or after the executive’s employment.

Payments to Mr. Stoner in Connection with his Resignation

Pursuant to the terms of his Severance and Change in Control Agreement (as described above), Mr. Stoner will receive $1,204,538 in exchange for his signing of a release of legal claims against the Company, as well as his compliance with non-solicitation and non-competition restrictions which extend for a period of 12 months. In addition, he received a pro-rated portion of his 2012 annual incentive award in the amount of $281,514. At the time of his resignation, the Company and Mr. Stoner entered into a Non-Competition and Release Agreement pursuant to which Mr. Stoner will receive $2,417,000 in exchange for an additional non-competition restriction with an expanded market scope which extends for a period of 24 months from the date his employment terminated.

Mr. Stoner forfeited all outstanding but unvested equity awards, and he did not receive a payout of the 2010-2012 cash-based long-term incentive awards (discussed below). Mr. Stoner’s vested stock options expired three months from the date his employment ended.

Perquisites

In 2012, the Compensation Committee permitted Mr. Klein’s use of Company aircraft for personal travel up to 35 flight hours per year. Mr. Klein reimbursed the Company for any personal use of Company aircraft, equivalent in amount to the cost of a first class ticket for each passenger on such flights.

Because the health of the Company’s executives is important, the Company made executive medical examinations available to certain executives, including each of the NEOs. The Company also provides tax reimbursements on certain relocation expenses incurred when the Company requires any employee, including any NEO, to relocate.

PAYOUT OF PREVIOUSLY-AWARDED INCENTIVE COMPENSATION

As noted earlier in this CD&A, the Compensation Committee decided to exclude future cash-based long-term incentive awards in the Company’s executive compensation program in 2012. No cash-based long-term incentive awards (“Cash LTIPs”) were granted in 2012. However, all of the NEOs (except Mr. Wyatt) held previously-awarded Cash LTIPS covering the performance period of January 1, 2010 to December 31, 2012, and still hold Cash LTIPs covering the period of January 1, 2011 through December 31, 2013. (Mr. Wyatt was not employed by the Company at the time these awards were granted.)

Under the 2010-2012 Cash LTIP Awards, Mr. Klein and the Operating Company Presidents each received a specified number of “units.” Each unit was assigned specified minimum ($0), target ($400) and maximum ($1,000) dollar values to be paid at the end of the three-year performance period based upon the attainment of the performance goals.

Mr. Klein’s Cash LTIP payout is based upon the combined performance of the operating companies, with each operating company’s performance being weighted to account for the relative size of the business. The Cash LTIP awards paid to the Operating Company Presidents were based upon the performance of each of their respective companies (with Mr. Randich being paid based upon the performance of Therma-Tru Corp.). Performance of the Operating Companies was measured in terms of their attainment of annual OI and RONTA goals for each of their respective companies. OI and RONTA results were equally weighted for the 2010 performance year, while OI was weighted 75% and RONTA was weighted 25% for 2011 and 2012.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The table below sets forth target OI and RONTA performance goals and results for each of the Operating Companies, which were used to determine annual long-term cash incentives:

2010-2012 Cash LTIP Performance Goals and Weighting

	2010 Goals & Results
	OI (Weighted 50%)		RONTA (Weighted 50%)		Company Weighting(1)
	Goals	Results	Goals	Results
Master Brand Cabinets	$1.0 MM	$33.5 MM	0.3%	8.6%	37%
Moen(2)	$106.0 MM	$128.4 MM	60.1%	74.7%	29%
Master Lock(3)	$27.0 MM	$44 MM	22.8%	44.3%	10%
Waterloo(3)	$ 6.0 MM	$5 MM	6.2%	5.4%	6%
Therma-Tru(4)	$ 0.0 MM	$9.7 MM	0.0%	8.9%	9%
Simonton	$ 2.0 MM	$10 MM	3.6%	17.2%	9%

	2011 Goals & Results
	OI (Weighted 75%)		RONTA (Weighted 25%)		Company Weighting(1)
	Goals	Results	Goals	Results
Master Brand Cabinets	$57.7 MM	$16.6 MM	15.1%	4.6%	39%
Moen(2)	$133.7 MM	$131.4 MM	76.0%	73.3%	28%
Master Lock(3)	$41.8 MM	$47.5 MM	37.5%	42.3%	10%
Waterloo(3)	$11.0 MM	$10.8 MM	10.7%	10.6%	5%
Therma-Tru(4)	$11.6 MM	$4.5 MM	10.2%	4.1%	9%
Simonton	$ 5.7 MM	$-15.8 MM	11.7%	-35.7%	9%

	2012 Goals & Results
	OI (Weighted 75%)		RONTA (Weighted 25%)		Company Weighting(1)
	Goals	Results	Goals	Results
Master Brand Cabinets	$ 33.0 MM	$40 MM	8.9%	12.1%	39%
Moen(2)	$143.5 MM	$169.2 MM	75.0%	95.4%	28%
Master Lock(3)	$52.0 MM	$55.2 MM	38.9%	43.2%	10%
Waterloo(3)	$14.0 MM	$16.3 MM	15.0%	17.5%	5%
Therma-Tru(4)	$ 4.0 MM	$6 MM	3.6%	5.4%	9%
Simonton	-$ 3.7 MM	$-1.7 MM	-10.1%	-4%	9%

(1)	Mr. Klein’s 2010-2012 Cash LTIP was based on the weighted performance results of each operating company.

(2)	Mr. Lingafelter’s 2010-2012 Cash LTIP award was based on the performance of Moen Incorporated alone.

(3)	Mr. Heppner’s 2010-2012 Cash LTIP award was based on the combined weighted performance of Master Lock and Waterloo, with Master Lock’s performance counting for 75% of the payout and Waterloo’s performance counting for 25% of Mr. Heppner’s payout.

(4)	Mr. Randich’s 2010-2012 Cash LTIP award was based on the performance of Therma-Tru alone.

The OI and RONTA results reported above led to the following payouts:

Named Executive Officer	Final Unit Value	Total Payout
Christopher J. Klein	$565.5	$565,500
John N. Heppner	$699.1	$419,430
David B. Lingafelter	$710.8	$248,780
David M. Randich	$543.7	$163,110
Gregory J. Stoner*	$427.4	$0

*Mr. Stoner was not eligible to receive a payout with respect to the 2010-2012 Cash LTIP.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Proxy Statement.

Compensation Committee

Ann F. Hackett, Chair

Richard A. Goldstein

A. D. David Mackay

John G. Morikis

Norman H. Wesley

2012 EXECUTIVE COMPENSATION

2012 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
	A	B	C	D	E	F	G	H	I
Christopher J. Klein	2012	916,667	0	2,200,000	1,100,000	2,589,500	421,000	145,083	7,372,250
Chief Executive Officer	2011	774,500	0	4,199,360	3,982,755	993,950	302,000	154,512	10,407,077
	2010	700,000	0	1,283,261	480,470	958,650	119,657	112,957	3,654,996
E. Lee Wyatt, Jr.*	2012	660,833	0	1,000,000	500,000	1,127,100	0	118,634	3,406,567
Senior Vice President and Chief Financial Officer	2011	369,583	652,500	4,000,000	1,000,000	0	0	107,148	6,129,231
John N. Heppner	2012	461,038	0	610,000	305,000	865,238	737,000	17,676	2,995,952
Chief Executive Officer and President, Fortune Brands Storage & Security LLC	2011	450,452	0	850,000	1,401,978	991,800	722,000	34, 244	4,450,474
	2010	428,375	0	0	563,933	589,050	391,975	33,666	2,006,999
David B. Lingafelter	2012	424,080	0	533,333	266,667	805,580	601,000	10,412	2,641,072
President, Moen Incorporated	2011	420,353	0	850,000	1,325,550	544,440	350,000	92,414	3,582,757
	2010	351,133	90,045	0	451,146	299,340	186,881	39,636	1,418,181
David M. Randich**	2012	421,000	0	433,333	216,667	470,574	0	33,196	1,574,770
President, MasterBrand Cabinets, Inc.
Gregory J. Stoner***	2012	441,988	0	583,333	291,667	281,514	117,000	329,077	2,044,579
Former President, MasterBrand Cabinets, Inc.	2011	485,000	0	850,000	1,401,978	280,723	88,000	81,640	3,187,341
	2010	451,154	165,000	0	563,933	472,390	51,602	35,345	1,739,424
*	Mr. Wyatt first became an employee of the Company in June 2011.

**	Effective October 8, 2012, Mr. Randich, who previously served as President of Therma-Tru Corp., was promoted to serve as President of MasterBrand Cabinets, Inc. Mr. Randich’s incentive compensation was based on 2012 Therma-Tru Corp. results.

***	Effective October 8, 2012, Mr. Stoner no longer served as President of MasterBrand Cabinets, nor as an executive officer of the Company.

(1)	Stock Awards: The amounts listed in column D represent the aggregate grant date values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted in 2012. The amounts included in this column for the PSAs granted during 2012 are calculated based on the probable satisfaction of the performance conditions for such awards. Assuming the highest level of performance is achieved for these awards, the maximum grant date fair value of these awards is: $2,200,000 for Mr. Klein, $1,000,000 for Mr. Wyatt, $610,000 for Mr. Heppner, $533,333 for Mr. Lingafelter and $433,333 for Mr. Randich. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (“Form 10-K”). Amounts listed in this column for 2012 include the normal annual equity awards as opposed to the amounts listed for 2011 which included the normal annual equity award in addition to a one-time equity grant made at the time of the Spin-off. The amounts listed for performance share awards and restricted stock units granted to Mr. Stoner in 2012 were forfeited due to his resignation from MasterBrand Cabinets.

(2)	Option Awards: The amounts listed in column E reflect the aggregate grant date values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2012. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in Company’s Form 10-K for the year ended December 31, 2012. Amounts listed in this column for 2012 represent the normal annual equity awards as opposed to the amounts listed for 2011 which included the normal annual equity award in addition to a one-time equity grant made at the time of the Spin-off. The amount listed for stock options granted to Mr. Stoner in 2012 was forfeited due to his resignation from MasterBrand Cabinets.

(3)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentives in the amount of $2,024,000 for Mr. Klein and $1,127,100 for Mr. Wyatt under the Fortune Brands Home & Security annual cash incentive plan. Column F also lists amounts earned under the annual cash incentive plans maintained by Master Lock, Moen, Therma-Tru and MasterBrand Cabinets, respectively, in the amount of $445,808 for Mr. Heppner; $556,800 for Mr. Lingafelter; $307,464 for Mr. Randich and $281,514 for Mr. Stoner. The annual cash incentive paid to Mr. Stoner was pro-rated through his date of resignation. In addition, column F includes the value of the Cash LTIP awards paid to Mr. Klein in the amount of $565,500; Mr. Heppner in the amount of $419,430; Mr. Lingafelter in the amount of $248,780; and Mr. Randich in the amount of $163,110 for the 2010-2012 performance period. Mr. Stoner forfeited the value of the Cash LTIP payout as a result of his resignation from MasterBrand Cabinets.

(4)	Increase in Actuarial Value of Pension Benefits: Column G includes an estimate of the increases in actuarial value of certain NEOs’ tax qualified and non-qualified defined benefit pension plan benefits. The narrative and footnotes following the Pension Benefits table on page 39 provide additional detail about the pension plans in which the NEOs participate.

2012 EXECUTIVE COMPENSATION (CONTINUED)

(5)	Perquisites and All Other Compensation:

Defined Contribution Benefits and Nonqualified Plan Earnings: The amount in column H includes: (a) matching contributions made to Fortune Brands Home & Security’s tax-qualified defined contribution plan by Fortune Brands Home & Security, Master Lock, Moen, Therma-Tru and MasterBrand Cabinets, (b) profit sharing and qualified non-elective contributions made to Fortune Brands Home & Security’s tax-qualified defined contribution plan by Fortune Brands Home & Security, Master Lock, Moen, Therma-Tru and MasterBrand Cabinets, and (c) profit sharing contributions made to the Fortune Brands Home & Security supplemental retirement plan and profit sharing and qualified non-elective contributions made to the Therma-Tru supplemental retirement plan. We describe these benefits below.

(a)	Matching Contributions to the Defined Contribution Plan. Matching contributions for 2012 to Fortune Brands Home & Security tax-qualified defined contribution plan made by Fortune Brands Home & Security, Master Lock, Moen and MasterBrand Cabinets were: by Home & Security, $11,250 for Messrs. Klein and Wyatt; by Master Lock, $7,500 for Mr. Heppner; by Moen, $7,500 for Mr. Lingafelter; and by MasterBrand Cabinets, $11,069 for Mr. Stoner.

(b)	Profit Sharing and Non-Qualified Elective Contributions to the Defined Contribution Plan. Profit sharing contributions for 2012 to Fortune Brands Home & Security tax-qualified defined contribution plan were made by Fortune Brands Home & Security in the amount of $17,099 for Messrs. Klein and Wyatt. Profit sharing and non-qualified elective contributions for 2012 to Fortune Brands Home & Security tax-qualified defined contribution plan were made by Therma-Tru in the amount of $15,000 for Mr. Randich.

(c)	Profit Sharing and Non-Qualified Contributions to the Supplemental Plans. The following contributions were made to the Company’s non-qualified supplemental retirement plan for 2012: $102,049 for Mr. Klein and $72,250 for Mr. Wyatt. For Mr. Randich, a contribution to the Therma-Tru non-qualified supplemental retirement plan in the amount of $13,832 (qualified non-elective and profit sharing contributions) was made. These contributions would have been made under the Company’s tax qualified defined contribution plan but for the limitations on contributions imposed by the Code. These amounts were credited to executives’ accounts in early 2013.

Premiums for Life Insurance: The amounts set forth in column H include the dollar value of all life insurance premiums paid by the applicable employer in 2012. These amounts were: $2,640 for Mr. Klein; $6,387 for Mr. Wyatt; $5,731 for Mr. Heppner; $674 for Mr. Lingafelter; $420 for Mr. Randich; and $690 for Mr. Stoner.

Other: In 2012, Mr. Wyatt received $6,551 in relocation expenses ($2,601 of which represented reimbursement for taxes). Certain executives received executive physicals. Mr. Stoner received $74 as a tax reimbursement in connection with incidental use of Company aircraft. In 2012, Mr. Stoner received a credit for the purchase of company product in the amount of $14,177. In 2012, Mr. Stoner received a payment in the amount of $302,125 in connection with his additional non-competition agreement. See pages 29, 42 and 43 for additional information regarding all severance amounts owed to Mr. Stoner.

2012 EXECUTIVE COMPENSATION (CONTINUED)

2012 GRANTS OF PLAN-BASED AWARDS
Name and Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Klein
02/21/2012(2)	0	1,012,000	2,024,000
02/21/2012(3)								189,700	19.46	1,100,000
02/21/2012(4)							56,500			1,100,000
02/21/2012(5)				0	56,500	113,000				1,100,000
E. Lee Wyatt, Jr.
02/21/2012(2)	0	563,550	1,127,100
02/21/2012(3)								86,200	19.46	500,000
02/21/2012(4)							25,700			500,000
02/21/2012(5)				0	25,700	51,400				500,000
John N. Heppner
02/21/2012(2)	0	281,400	562,800
02/21/2012(3)								52,600	19.46	305,000
02/21/2012(4)							15,700			305,000
02/21/2012(5)				0	15,700	31,400				305,000
David B. Lingafelter
02/21/2012(2)	0	278,400	556,800
02/21/2012(3)								46,000	19.46	266,667
02/21/2012(4)							13,700			266,667
02/21/2012(5)				0	13,700	27,400				266,667
David M. Randich
02/21/2012(2)	0	276,000	552,000
02/21/2012(3)								37,400	19.46	216,667
02/21/2012(4)							11,100			216,667
02/21/2012(5)				0	11,100	22,200				216,667
Gregory J. Stoner(6)
02/21/2012(2)	0	297,000	594,000
02/21/2012(3)								50,300	19.46	291,667
02/21/2012(4)							15,000			291,667
02/21/2012(5)				0	15,000	30,000				291,667

(1)	The grant date fair value of stock option awards is based on the Black-Scholes value of $5.80 for the February 21, 2012 grant. The grant date fair value of performance shares and restricted stock units is determined based upon $19.47, the average of the high and low prices of the Company’s stock on the grant date (February 21, 2012). Grant date fair values are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in Company’s Form 10-K for the year ended December 31, 2012.

(2)	Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan. The target future payout for Messrs. Klein, Wyatt, Heppner, Lingafelter, Randich and Stoner is based on target awards of 110%, 85%, 60%, 60%, 60%, and 60%, respectively, of base salary as of December 31, 2012. Mr. Stoner was entitled to a pro-rated portion of his annual incentive plan through the date of his resignation.

(3)	This row reflects the number of stock options and the value of the stock options granted on February 21, 2012.

(4)	The amounts in this row reflect the number of restricted stock units that were awarded and will vest in three equal annual installments on the anniversary of the date of grant, subject to continued employment and for certain NEOs, the achievement of an EPS goal for 2012 of $.10 (diluted, but before gains or charges).

(5)	The amounts in this row reflect the range of potential payouts for performance shares that were awarded for the 2012-2014 performance cycles.

(6)	Mr. Stoner forfeited the stock options, performance share awards and restricted stock units granted to him in 2012 as a result of his resignation from MasterBrand Cabinets. He was still entitled to a pro-rated portion of his annual incentive plan through the date of his resignation.

2012 EXECUTIVE COMPENSATION (CONTINUED)

Non-Equity Incentive Plans

Annual Cash Incentive

Each of the NEOs received an award under a cash-based, pay-for-performance annual incentive plan maintained by Fortune Brands Home & Security. Under the awards, each NEO was eligible to receive an incentive if the performance goal established for the year was met or exceeded, unless employment ended prior to the end of the year for reasons other than death, disability or retirement, in which case no incentive was paid. If employment ended as a result of death, disability or retirement, a participant would have been paid a pro-rated annual incentive if and when incentives were otherwise paid to participants. In 2012, only Mr. Heppner was eligible for retirement. Mr. Stoner received a pro-rated annual incentive award pursuant to the terms of his Severance and Change in Control Agreement. A more detailed discussion of each of these incentives can be found on pages 25 and 26 of this Proxy Statement.

Cash LTIP

Each of Messrs. Klein, Heppner, Lingafelter and Randich received a payment under their 2010-2012 Cash LTIP awards. Mr. Stoner forfeited payment of the 2010-2012 Cash LTIP award when he resigned from MasterBrand Cabinets in October 2012. Mr. Wyatt was not eligible for a Cash LTIP payment for 2010-2012. The Compensation Committee eliminated Cash LTIP awards beginning in 2012. These awards are discussed in greater detail on pages 29 and 30 of this Proxy Statement.

Equity Incentive Plan

The Company maintains a Long-Term Incentive Plan designed to reward individuals with equity in the Company. The Compensation Committee provides a mix of long-term incentive awards to the NEOs (and other executives), including stock options, restricted stock units and performance share awards. In 2012, the Compensation Committee awarded the NEOs with an equal mix of each of the following types of awards:

Stock Options. Each NEO received a grant of stock options under the Company’s Long-Term Incentive Plan. Stock options granted in 2012 vest in three equal annual installments, assuming the NEO remains employed through each vesting date and expire ten years after the grant date.

Restricted Stock Units. Each NEO received a grant of RSUs under the Company’s Long-Term Incentive Plan. RSUs are time vested awards that are paid in shares of the Company’s common stock. RSUs granted in 2012 vest in three equal annual installments, assuming the NEO remains employed through each vesting date. Certain NEOs that were awarded RSUs in 2012 had an EPS goal of $.10 in 2012, which was intended to allow the RSUs to qualify as “performance-based compensation” under the Code. The Compensation Committee certified attainment of this EPS goal in February 2013.

Performance Share Awards. Each NEO received a grant of PSAs under the Company’s Long-Term Incentive Plan. PSAs are long-term equity awards that are paid in shares of the Company’s common stock if certain performance goals are met during a three-year performance period. The performance goals for the 2012 PSAs are based on EPS (weighted 75%) and average ROIC (weighted 25%) for the period of January 1, 2012 through December 31, 2014. The amount of the payout can range from 0-200% of the target, based on the achievement of the goals determined by the Compensation Committee.

2012 EXECUTIVE COMPENSATION (CONTINUED)

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Held that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Christopher J. Klein						451,117	$13,181,639	56,500	$1,650,930
	0	189,700		19.46	2/21/2022
	0	785,700		12.30	10/04/2021
	59,947	119,883		13.757	2/22/2021
	77,001	63,517		9.7622	2/22/2017
	82,616	0		9.608	9/30/2016
	95,484	0		12.7443	9/29/2015
	44,230	0		18.096	9/24/2014
	59,773	0		15.40	9/28/2014
E. Lee Wyatt, Jr.						214,466	$6,266,697	25,700	$750,954
	0	86,200		19.46	2/21/2022
	0	238,100		12.30	10/4/2021
John N. Heppner						85,700	$2,504,154	15,700	$458,754
	0	52,600		19.46	2/21/2022
	0	202,400		12.30	10/4/2021
	48,464	96,921		13.757	2/22/2021
	34,621	74,554		9.7622	2/22/2017
	15,819	0		9.608	9/30/2016
	26,101	0		18.096	9/24/2014
	23,728	0		16.6295	9/26/2013
David B. Lingafelter						83,700	$2,445,714	13,700	$400,314
	0	46,000		19.46	2/21/2022
	0	202,400		12.30	10/4/2021
	41,754	83,500		13.757	2/22/2021
	72,299	59,644		9.7622	2/22/2017
	84,954	0		9.608	9/30/2016
	27,524	0		12.7443	9/29/2015
	1,167	0		18.096	9/24/2014
	1,272	0		16.6295	9/26/2013
	9,961	0		15.40	9/28/2014
David M. Randich						72,800	$2,127,216	11,100	$324,342
	0	37,400		19.46	2/21/2022
	0	178,600		12.30	10/4/2021
	0	59,644		13.757	2/22/2021
	0	44,730		9.7622	2/22/2017
Gregory J. Stoner(7)	0	0		0	N/A	0	0	0	0

(1)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column. These stock option grants vested ratably on the first three anniversaries of the grant date.

2012 EXECUTIVE COMPENSATION (CONTINUED)

(2)	Each outstanding stock option that is not yet vested and exercisable is listed in this column. Stock options granted on October 4, 2011 (and expiring October 4, 2021) were a one-time grant awarded in connection with the Spin-off of the Company. The charts below reflect the vesting schedule for each outstanding stock option grant awarded to the NEOs (assuming continued employment):

Options Vesting in 2013 (Dates Refer to Grant Date)
Name	02/22/2010	02/22/2011	02/22/2012	10/04/2011	Total Number of Options Vesting in 2013
Christopher J. Klein	63,517	59,944	63,234	261,900	448,595
E. Lee Wyatt, Jr.	N/A	N/A	28,734	79,368	108,102
John N. Heppner	74,554	48,460	17,534	67,468	208,016
David B. Lingafelter	59,644	41,750	15,334	67,468	184,196
David M. Randich	44,730	29,824	12,468	59,534	146,556

Options Vesting in 2014 (Dates Refer to Grant Date)
Name	02/22/2011	10/04/2011	02/22/2012	Total Number of Options Vesting in 2014
Christopher J. Klein	59,939	261,900	63,233	385,072
E. Lee Wyatt, Jr.	N/A	79,366	28,733	108,099
John N. Heppner	48,461	67,466	17,533	133,460
David B. Lingafelter	41,750	67,466	15,333	124,549
David M. Randich	29,820	59,533	12,466	101,819

Options Vesting in 2015 (Dates Refer to Grant Date)
Name	10/04/2011	02/22/2012	Total Number of Options Vesting in 2015
Christopher J. Klein	261,900	63,233	325,133
E. Lee Wyatt, Jr.	79,366	28,733	108,099
John N. Heppner	67,466	17,533	84,999
David B. Lingafelter	67,466	15,333	82,799
David M. Randich	59,533	12,466	71,999

(3)	Each outstanding RSU that is time-vested and that had not yet vested as of December 31, 2012 is listed in this column. RSUs granted on October 4, 2011 were a one-time grant awarded in connection with the Spin-off of the Company. The chart below reflects the vesting schedule for each outstanding RSU grant awarded to the NEOs (assuming continued employment):

RSUs Vesting in 2013 (Dates Refer to Grant Date)
Name	02/22/2010	07/27/2011	10/04/2011	02/21/2012	Total Number of RSUs Vesting in 2013
Christopher J. Klein	57,259	N/A	90,534	18,834	166,627
E. Lee Wyatt, Jr.	N/A	106,466	27,434	8,568	142,468
John N. Heppner	N/A	N/A	23,334	5,234	28,568
David B. Lingafelter	N/A	N/A	23,334	4,568	27,902
David M. Randich	N/A	N/A	20,568	3,700	24,268

RSUs Vesting in 2014 (Dates Refer to Grant Date)
Name	02/22/2011	10/04/2011	02/21/2012	Total Number of RSUs Vesting in 2014
Christopher J. Klein	65,758	90,533	18,833	175,124
E. Lee Wyatt, Jr.	N/A	27,433	8,566	35,999
John N. Heppner	N/A	23,333	5,233	28,566
David B. Lingafelter	N/A	23,333	4,566	27,899
David M. Randich	N/A	20,566	3,700	24,266

2012 EXECUTIVE COMPENSATION (CONTINUED)

RSUs Vesting in 2015 (Dates Refer to Grant Date)
Name	10/04/2011	02/21/2012	Total Number of RSUs Vesting in 2015
Christopher J. Klein	90,533	18,833	109,366
E. Lee Wyatt, Jr.	27,433	8,566	35,999
John N. Heppner	23,333	5,233	28,566
David B. Lingafelter	23,333	4,566	27,899
David M. Randich	20,566	3,700	24,266

(4)	This column reflects the value of the outstanding RSUs awarded that have not yet vested (using the December 31, 2012 closing price of the Company’s common stock of $29.22).

(5)	This column lists the target number of outstanding performance share awards as of December 31, 2012. For the 2012-2014 performance period, the following performance share awards were outstanding: 56,500 shares for Mr. Klein, 25,700 shares for Mr. Wyatt, 15,700 shares for Mr. Heppner, 13,700 for Mr. Lingafelter and 11,100 shares for Mr. Randich. The Compensation Discussion and Analysis on pages 17 to 31 and the narrative following the table titles “Grants of Plan-Based Awards” on page 34 provides additional detail on the performance share awards.

(6)	This column reflects the value of the performance share awards (at grant date target number) (using the December 31, 2012 closing price of the Company’s common stock of $29.22).

(7)	As a result of his resignation in October 2012, Mr. Stoner forfeited all outstanding but unvested equity awards, including stock options, performance share awards and restricted stock units previously granted to him.

2012 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Christopher J. Klein(1)	167,975	$1,748,014	141,479	$3,490,584
E. Lee Wyatt, Jr. (2)	0	$0	106,647	$2,441,288
John N. Heppner	213,411	$3,435,419	0	$0
David B. Lingafelter	46,095	$533,934	0	$0
David M. Randich	165,792	$1,971,657	0	$0
Gregory J. Stoner	314,177	$450,087	0	$0

(1)	This column reflects the number of stock options exercised during 2012.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(3)	For Mr. Klein, this column reflects the number of shares which he acquired upon the vesting of RSUs granted to him in 2009 (65,758 shares) and the number of shares which he acquired upon the vesting of RSUs, which were converted to RSUs from the 2010-2012 performance share awards (75,721). For Mr. Wyatt, this column reflects the number of shares which he acquired upon the vesting of RSUs granted to him in 2011.

(4)	This column reflects the value of the shares acquired upon the vesting of RSUs for Messrs. Klein and Wyatt, which were calculated using the market value of the shares on the vesting dates.

2012 EXECUTIVE COMPENSATION (CONTINUED)

RETIREMENT AND POST-RETIREMENT BENEFITS 2012 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)(4)	Payments During Last Fiscal Year(5)
Christopher J. Klein	Moen Incorporated Pension Plan(1)	9.7500	255,000	0
	Fortune Brands Home & Security, Inc. Supplemental Plan	9.7500	960,000	0
E. Lee Wyatt, Jr.	None	N/A	N/A	0
John N. Heppner	Master Lock Pension Plan	21	925,000	0
	Master Lock Company LLC Supplemental Retirement Plan	21	2,194,000	0
David B. Lingafelter	Moen Incorporated Pension Plan	23	547,000	0
	Moen Incorporated Supplemental Retirement Plan	23	963,000	0
David M. Randich	None	N/A	N/A	0
Gregory J. Stoner	MasterBrand Cabinets, Inc. Pension Plan	8	0	131,000
	MasterBrand Cabinets, Inc. Supplemental Retirement Plan	8	277,000	0

(1)	Mr. Klein is currently accruing additional benefits under the Moen Incorporated Pension Plan (the “Moen Plan”), which is a tax-qualified defined benefit pension plan. Defined benefit pension benefits and liabilities (previously held under the Fortune Brands, Inc. Pension Plan) for current eligible Home & Security employees are held under the Moen Plan.

(2)	The earliest age at which an unreduced pension is paid is generally 62 under the Master Lock Pension Plan and the Moen Plan, including the formula under the Moen Plan for Home & Security employees. Therma-Tru does not maintain a defined benefit plan. The provisions of the MasterBrand Cabinets Pension Plan applicable to Mr. Stoner allow for certain lump sum payments regardless of age.

(3)	The benefit amounts listed reflect the present value of the annual benefit payable in the form of a single life annuity where payments continue for the life of the executive but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans in which the NEOs participate allow participants to elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary. Elections of annuity form are made at the time of retirement.

(4)	The amounts listed are based on the executives’ compensation and service as of December 31, 2012. The present value of accumulated plan benefits is calculated based on the following assumptions used to calculate the applicable plan’s accumulated benefit obligation in accordance with ASC 715; which reflects the updated mortality table to the 2013 Static Mortality Table for Annuitants per 1.430(h)(3)-1(e) and Plan specific discount rates of 4.40% for Fortune Brands Home & Security and Moen Incorporated, 4.15% for Master Lock and 4.20% for MasterBrand Cabinets. The normal retirement benefit is unreduced at age 62 for Messrs. Klein, Heppner and Lingafelter. Mr. Stoner was eligible for a lump sum payment following his separation from service.

(5)	None of the tax-qualified defined benefit pension and non-qualified supplemental retirement plans in which the NEOs participate allow in-service distributions. No payments or withdrawals were made to the NEOs in 2012, other than to Mr. Stoner. In 2012, Mr. Stoner received a lump sum payment in the amount of $131,324 from the MasterBrand Cabinets’ tax-qualified defined benefit pension plan. Mr. Stoner is not eligible to receive a distribution from the non-qualified supplemental retirement plan until six months following his separation from service.

Tax-Qualified Pension Benefits. Each of the current NEOs except Messrs. Wyatt and Randich is currently accruing a benefit under a tax-qualified defined benefit pension plan that is broadly available to other employees. Benefit and service accruals for all NEOs are scheduled to be frozen (i.e., no further accruals) on December 31, 2016. Mr. Klein participates in the Moen Plan under a formula that is applicable to eligible employees of the Company at its corporate headquarters (the “Home & Security Benefit”). Mr. Klein receives pension benefit accruals under the Home & Security Benefit using the following formula: 1% of compensation multiplied by years of benefit service on and after January 1, 2008. Compensation taken into account under the Home & Security Benefit is limited by the Code. Total service taken into account under the Home & Security Benefit is capped at 35 years. Payments of early retirement annual benefits for Mr. Klein under the Home & Security Benefit would be calculated assuming a reduction of 6% per year if he were to commence the payment of benefits prior to the attainment of age 62 (unreduced at age 62). As noted above, Mr. Wyatt is not eligible for a defined benefit pension benefit because participation under the Home & Security Benefit for new employees was closed in 2008.

Mr. Heppner participates in the Master Lock Pension Plan, which is a tax-qualified defined benefit pension plan. Normal retirement benefits for Mr. Heppner are integrated with Social Security compensation levels and are determined under the following formula: (a) 1.05% of final average earnings multiplied by years of benefit service (up to 35 years); plus (b) 0.50% for final average earnings in excess of the plan’s compensation limit (if any), multiplied by years of benefit service (up to 30 years). The maximum number of years of service that will be

2012 EXECUTIVE COMPENSATION (CONTINUED)

counted for a participant under the Master Lock Pension Plan is 35, and maximum final average earnings taken into account are limited by the Code. Participants who are vested are eligible to receive an unreduced benefit at age 62. Mr. Heppner’s annual early retirement benefit under the Master Lock Pension Plan would be calculated assuming a 6% reduction per year from age 55 until age 62. Mr. Heppner’s benefits would not be reduced as a result of early commencement if he were to retire.

Mr. Lingafelter participates in the Moen Incorporated Pension Plan as it applies to participants who were hired directly by and are employed by Moen (the “Moen Benefit”). Normal retirement benefits under the Moen Benefit are determined under the following formula: (a) 1.05% of final average earnings up to the covered compensation limit multiplied by years of benefit service (up to 30 years); plus (b) .40% for final average earnings in excess of the plan’s compensation limit (if any) multiplied by years of service (up to 30 years); plus (c) 1% of final average earnings multiplied by years of service in excess of 30 years. Final average earnings are limited by the Code. The Moen Benefit pays an unreduced benefit at age 62 for participants who work at least until they attain age 55. Mr. Lingafelter’s annual early retirement benefit under the Moen Benefit would be calculated by reducing his normal retirement benefit by: (a) 0.33% multiplied by the number of months by which the benefits commencement date precedes his 60th birthday; and (b) 0.5% multiplied by the number of months by which his benefits commencement date occurring after attaining age 60 precedes his 62nd birthday.

Mr. Stoner participated in the MasterBrand Cabinets, Inc. Pension Plan (the “MasterBrand Pension Plan”), which is a tax-qualified defined benefit “pension equity” plan. The benefit calculation under a pension equity plan is substantially different from the calculation under a traditional defined benefit pension plan. Under the benefit formula to which Mr. Stoner was subject, a participant earns “points” based upon age for each year of service, as follows:

•	“base points” are earned for final average compensation (up to Code limits); and

•	“excess points” are earned at a different rate for final average compensation (up to Code limits) that exceeds the MasterBrand Pension Plan’s limit on covered compensation.

Pursuant to the terms of the MasterBrand Cabinets Pension Plan, Mr. Stoner received a lump sum payment of his retirement benefit in 2012.

The estimated retirement benefits for NEOs in the table on page 39 include any offsets for Social Security benefits. The compensation used to calculate retirement benefits generally includes the categories of “Salary” and “Non-Equity Incentive Plan Compensation” from the Summary Compensation Table shown above on page 32, averaged over the five highest consecutive years.

Non-Qualified Pension Benefits. Each of the NEOs, except Messrs. Wyatt and Randich, is currently accruing a benefit under a non-qualified supplemental retirement plan that is broadly available to employees within the same entity. Mr. Klein participates in the Fortune Brands Home & Security, Inc. Supplemental Retirement Plan (the “Supplemental Plan”), which is an unfunded, non-qualified retirement plan. For Mr. Klein, the Supplemental Plan pays the difference between the benefits payable under the Home & Security formula under the tax-qualified Moen Plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, the Moen Plan and any other tax-qualified defined benefit pension plans sponsored by the Company and its subsidiaries under which Mr. Klein may earn a benefit. In calculating Supplemental Plan benefits, no credit is given for service in excess of 35 years. Payments of early retirement annual benefits under the Home & Security plans are calculated assuming a reduction of 6% per year prior to age 62 (unreduced at age 62).

Mr. Heppner participates in the Master Lock Company LLC Supplemental Retirement Plan (the “Master Lock Supplemental Plan”) and Mr. Lingafelter participates in the Moen Incorporation Supplemental Retirement Plan (the “Moen Supplemental Plan”). Both the Master Lock Supplemental Plan and Moen Supplemental Plan pay the difference between the benefits payable under the tax-qualified defined benefit retirement plans maintained by the respective companies and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under from such tax-qualified defined benefit pension plans. In calculating benefits, no credit is given under the Master Lock Supplemental Plan for service in excess of 35 years. Both supplemental plans provide unreduced benefits at age 62 if participants work until they reach age 55. In calculating the reduction in benefits due to early commencement, each supplemental plan uses the reduction factors set forth in the tax-qualified defined benefit pension plan maintained by Master Lock and Moen, respectively.

2012 EXECUTIVE COMPENSATION (CONTINUED)

Mr. Stoner participated in the MasterBrand Cabinets, Inc. Supplemental Retirement Plan (the “MasterBrand Supplemental Plan”). The MasterBrand Supplemental Plan pays the difference between the benefits payable under the MasterBrand Pension Plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under from a tax-qualified defined benefit pension plan. Pursuant to the terms of the MasterBrand Supplemental Plan, Mr. Stoner will receive a lump sum payment of his supplemental non-qualified pension benefit in 2013.

Under each of the supplemental plans, an executive can elect any form of distribution for supplemental pension payments that is available under the corresponding tax-qualified defined benefit pension plan in which he participates. Payment of benefits under each of the supplemental plans commence at termination following attainment of age 55, except for the MasterBrand Supplemental Plan which allows for early lump sum payments.

2012 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Klein	0	102,049	22,384	0	573,733
E. Lee Wyatt, Jr.	0	72,250	241	0	7,269
John N. Heppner	0	0	2,926	0	72,078
David B. Lingafelter	0	0	1,162	0	28,625
David M. Randich	0	13,832	16,726	0	128,134
Gregory J. Stoner	0	0	613	0	15,094

(1)	Amounts listed in the Registrant Contributions column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table. No amounts listed in the Aggregate Earnings column were reported in the “All Other Compensation” column of the Summary Compensation Table.

Messrs. Klein and Wyatt received non-qualified profit sharing contributions under the Supplemental Plan. The Company makes profit sharing contributions to its tax-qualified defined contribution plan on behalf of all eligible employees of its corporate staff. In 2012, the contribution amount was equal to 6% of adjusted compensation, which generally includes salary and annual incentive. Compensation is adjusted by multiplying amounts in excess of the Social Security taxable wage base ($110,100 in 2012) by 1.25. This profit sharing formula applies uniformly to all eligible employees and is not enhanced for executives.

With respect to profit sharing contributions, the Supplemental Retirement Plan pays the difference between the benefits payable under the Company’s tax-qualified defined contribution plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under a tax-qualified defined contribution plan. These accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The supplemental retirement plan pays any defined contribution amounts, whether executive deferrals or supplemental profit sharing, in a lump sum. Additional details of the supplemental retirement plan are described above.

Mr. Randich received supplemental qualified non-elective and supplemental profit sharing benefits under the Therma-Tru Supplemental Executive Retirement Plan (the “Therma-Tru SERP”). The Therma-Tru SERP pays the difference between the qualified non-elective contribution and the profit sharing contribution provided under the Home & Security tax qualified defined contribution plan and the amount that would have been contributed if the Code did not limit the amount of compensation taken into account under a tax-qualified defined contribution plan. This account is invested in the Schwab 1000 Index Fund (SNXFX), which is a daily valued mutual fund. Any interest, dividends, gains, losses received from Schwab are allocated across the participants’ accounts in that fund. Elective deferrals, supplemental profit sharing and supplemental qualified non-elective deferral contributions earned under the Therma-Tru SERP are paid in a lump sum.

None of the other NEOs currently make deferrals or receive profit sharing contributions under any non-qualified defined contribution or profit sharing plans. They each maintain accounts holding prior contributions under their respective employer’s non-qualified defined contribution plan, and these accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index and the Schwab 100 Index Fund for Mr. Randich.

2012 EXECUTIVE COMPENSATION (CONTINUED)

Employment Contracts, Termination of Employment and Change In Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Severance and Change in Control Agreements with each NEOs and certain other executive officers, as described on pages 28 and 29.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)
Compensation Program	Voluntary		Involuntary		Death(2)	Disability	Retirement	Change in Control(3)	Involuntary Termination or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause
Cash Severance
Klein	4,124,795	0	0	4,124,795	0	0	0	0	6,187,193
Wyatt	1,990,723	0	0	1,990,723	0	0	0	0	2,654,297
Heppner	1,136,850	0	0	1,136,850	0	0	0	0	1,515,800
Lingafelter	1,124,850	0	0	1,124,850	0	0	0	0	1,499,800
Randich	1,147,248	0	0	1,147,248	0	0	0	0	1,529,664
H&W Continuation
Klein	28,761	0	0	28,761	1,840,000	0	0	0	40,128
Wyatt	24,875	0	0	24,875	1,989,000	0	0	0	33,166
Heppner	19,923	0	0	19,923	500,000	0	0	0	26,564
Lingafelter	20,145	0	0	20,145	464,000	0	0	0	26,860
Randich	13,239	0		13,239	250,000	0	0	0	17,652
Options
Klein	0	0	0	0	24,244,946	24,244,946	0	9,099,430	15,145,516
Wyatt	0	0	0	0	4,869,964	4,869,964	0	0	4,869,964
Heppner	0	0	0	0	8,460,316	8,460,316	2,733,295	4,522,332	3,937,984
Lingafelter	0	0	0	0	10,018,302	10,018,302	0	6,144,734	3,873,568
Randich	0	0	0	0	5,179,559	5,179,559	0	1,792,623	3,386,936
RSUs
Klein(4)	0	0	0	0	13,181,639	11,530,709	0	0	12,541,156
Wyatt	0	0	0	0	6,266,697	5,515,743	0	0	4,711,228
Heppner	0	0	0	0	2,504,154	2,045,400	0	0	2,504,154
Lingafelter	0	0	0	0	2,445,714	2,045,400	0	0	2,445,714
Randich	0	0		0	2,127,216	1,802,874	0	0	2,127,216
Performance Share Awards
Klein	0	0	0	0	550,310	550,310	0	0	550,310
Wyatt	0	0	0	0	250,318	250,318	0	0	250,318
Heppner	0	0	0	0	152,918	152,918	152,918	0	152,918
Lingafelter	0	0	0	0	133,438	133,438	0	0	133,438
Randich	0	0	0	0	108,114	108,114	0	0	108,114
Cash LTIPs
Klein	0	0	0	0	694,933	694,933	0	694,933	0
Wyatt	0	0	0	0	0	0	0	0	0
Heppner	0	0	0	0	624,450	624,450	624,450	624,450	0
Lingafelter	0	0	0	0	306,790	306,790	0	306,790	0
Randich	0	0	0	0	163,200	163,200	0	163,200	0
Total Potential Payments Upon Termination or Change in Control
Klein	4,153,556	0	0	4,153,556	40,511,828	37,020,898	0	9,794,363	34,464,302
Wyatt	2,015,597	0	0	2,015,597	13,375,979	10,636,025	0	0	12,518,973
Heppner	1,156,773	0	0	1,156,773	12,241,838	11,283,084	3,510,663	5,146,782	8,137,420
Lingafelter	1,144,995	0	0	1,144,995	13,368,244	12,503,930	0	6,451,524	7,979,380
Randich	1,160,487	0	0	1,160,487	7,828,089	7,253,747	0	1,955,823	7,169,582

2012 EXECUTIVE COMPENSATION (CONTINUED)

(1)	This table assumes the specified termination events occurred on December 31, 2012. The value of the equity that will vest or be settled in connection with a termination event or a change in control was determined by using the closing price of Company’s stock on December 31, 2012 ($29.22 per share). Mr. Stoner was excluded from this table as he was no longer an employee of the Company on December 31, 2012. Pursuant to the terms of Mr. Stoner’s Severance and Change in Control Agreement and Non-Competition Agreement, Mr. Stoner is entitled to receive the following amounts: $3,903,052 ($1,204,538 for severance, $2,417,000 for an expanded non-compete and $281,514 for his 2012 pro-rated annual incentive award). Mr. Stoner’s vested stock options (valued at $1,397,848, using the closing price of the Company’s stock on October 31, 2012 ($28.44 )) expired three months from the date his employment with the Company ended.

(2)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits above the benefit level applicable to all employees generally.

(3)	The amounts reported in this column relate to the terms and conditions of awards granted prior to the Spin-off. For those awards, a termination of employment is not required to receive change in control treatment for stock options or Cash LTIP. In the event of a change in control, the values listed reflect the value of unvested options and RSUs that would vest, as well as the value of the 2010-2012 and 2011-2013 Cash LTIP awards, determined based on actual performance through December 31, 2012.

(4)	Certain RSUs awarded to Mr. Klein prior to the Spin-off, would vest if: (a) the Company is not the surviving entity of the transaction constituting a change in control and the awards are not equitably adjusted to preserve their value; or (b) the Company’s successor fails to assume the Company’s obligations under the outstanding awards or replace the RSUs with awards of similar value and on terms equal to or better than the terms of the original awards.

A number of employee benefit and incentive plans or awards maintained or granted by Fortune Brands Home & Security, Master Lock, Moen, Therma-Tru and MasterBrand Cabinets provide for payment or vesting of benefits upon termination of employment of any participant, including the NEOs. If terminated on December 31, 2012, each of the NEOs would have received benefits and payments under these plans in addition to the amounts described in the table above.

Treatment of Stock Options Granted Prior to October 4, 2011 Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Vested stock options expire three months after the termination date, or, if sooner, on the regularly-scheduled expiration date. All unvested stock options are forfeited on termination date.
Termination for Cause	Vested and unvested stock options are forfeited on termination date.
Death

Stock options become fully vested and options granted after 2005 expire at the end of the three-year period following death or, if sooner, on the regularly-scheduled expiration date, provided that options may be exercised for at least one year following death even if this extends past the regularly-scheduled expiration date.

Vested stock options granted before 2005 expire on the regularly scheduled expiration date.

Disability or Retirement

Stock options granted prior to 2005 expire on their regularly-scheduled expiration date. Stock options granted from September 2005 to September 2008 expire three years after employment terminates, or, if sooner, on the regularly-scheduled expiration date. Stock options granted after 2008 expire on their regularly-scheduled expiration date. For all stock options, regardless of grant date, the executive must have been employed for one year prior to the date of disability or retirement.

Treatment of RSUs Granted Prior to October 4, 2011 Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding RSUs are forfeited.
Termination for Cause	Outstanding RSUs are forfeited.

Death	RSUs become fully vested on the date of death.
Disability	RSUs become fully vested on the date of disability.
Retirement	Full vesting of RSUs at the end of the applicable vesting period.

2012 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Cash LTIP Granted Prior to October 4, 2011 Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding awards are forfeited.
Termination for Cause	Outstanding awards are forfeited.
Death, Disability or Retirement	Outstanding awards are pro-rated based on the date of death, disability or retirement at the end of the performance period after attainment of the performance goals.

Treatment of Equity Granted Prior to October 4, 2011 in the Event of a Change in Control
Award	Treatment
Stock Options	All stock options become fully vested.
RSUs	In the event of termination of employment (other than for just cause) following a change in control, a pro-rated amount of RSUs vest and are paid out on the date employment terminates.
Cash LTIP	In the event of a termination of employment following a change in control, the award would be paid as soon as practicable, assuming performance conditions were satisfied based on actual performance, as of the date of termination, but prorated for service and the Company’s forecast for the remainder of the performance period, but pro-rated through the date employment terminates.

Treatment of Stock Options Granted On or After October 4, 2011 Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Vested stock options expire three months after the termination date, or, if sooner, on the regularly-scheduled expiration date. All unvested stock options will be forfeited on termination date.
Termination for Cause	Vested and unvested stock options will be forfeited on termination date.
Death	Stock options immediately vest and expire at the end of the three-year period following death or, if sooner, on the regularly-scheduled expiration date, provided that options may be exercised for at least one year following death even if this period extends past the regularly-scheduled expiration date.

Disability	Stock options continue to vest according to the vesting schedule and expire on their regularly-scheduled expiration date. The holder must be employed for one year following the option grant date to receive this treatment.*
Retirement	Unvested stock options will vest. Vested stock options may be exercised through the regularly-scheduled expiration date. The holder must be employed for one year following the option grant date to receive this treatment.
*	For stock options granted on October 4, 2011, the executive must have continued employment for six (6) months following the date of grant for stock options to continue to vest according to the vesting schedule in the event of termination for disability. In addition, the executive will forfeit unvested stock options upon retirement.

2012 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of RSUs Granted On or After October 4, 2011 Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding RSUs are forfeited.
Termination for Cause	Outstanding RSUs are forfeited.

Death	Full vesting of RSUs on the date of death.
Disability	RSUs will continue to vest according to the vesting schedule. The executive must be employed for one (1) year following the grant date to receive this treatment.*
Retirement	Outstanding RSUs fully vest.*
*	For RSUs granted on October 4, 2011, the executive must have continued employment for six (6) months following the date of grant for RSUs to continue to vest according to the vesting schedule in the event of termination for disability. In addition, the executive will forfeit unvested RSUs upon retirement.

Treatment of PSAs Granted After the Spin-off Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding PSAs are forfeited.
Termination for Cause	Outstanding PSAs are forfeited.
Death, Disability or Retirement	Executive receives a pro-rated payout at the end of the performance period, based upon actual Company performance and the percentage of the performance period during which the Executive was actively employed.

Treatment of Equity Granted On or After October 4, 2011 In the Event of a Change In Control
Award	Treatment
Stock Options	Stock options become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason following a change in control.
RSUs	RSUs become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason following a change in control.
PSAs	If the Executive is terminated by the Company without Cause or by the NEO for Good Reason, the Executive receives a pro-rated award (assuming target)based upon the elapsed portion of the performance period and assuming that target performance was achieved.

For equity granted on or after October 4, 2011, the Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

Retirement Benefits. Upon termination of employment, participants in the tax-qualified defined contribution plan and the non-qualified supplemental retirement plan may receive a distribution of their account balances. The Nonqualified Deferred Compensation table on page 41 of this Proxy Statement lists each NEO’s balance under the applicable non-qualified supplemental retirement plans as of the last fiscal year end. The tax-qualified defined benefit pension plans and non-qualified supplemental retirement plans maintained by Fortune Brands Home & Security, Master Lock, Moen, Therma-Tru and MasterBrand Cabinets provide pension benefits upon retirement (as defined in the plans). The Pension Benefits table on page 39 of this Proxy Statement and the narrative and footnotes that follow it provide additional detail on the amount and terms of these pension benefits.

Health and Related Benefits. In addition to the dollar values in the table above for health and related benefit continuation pursuant to severance and change in control agreements, Messrs. Klein and Wyatt were eligible to receive health and related benefits pursuant to Fortune Brands Home & Security benefit plans applicable to employees generally. The Operating Company Presidents were each eligible to receive the same health and related benefits as provided to other executives under the Master Lock, Moen, Therma-Tru and MasterBrand Cabinets health and related benefit plans, as applicable.

Mr. Heppner will be eligible for retiree medical coverage (until he is eligible for Medicare) when he terminates his employment. Mr. Lingafelter will be eligible for retiree medical coverage (until he is eligible for Medicare) if he terminates his employment after becoming eligible for retirement.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://ir.fbhs.com/governance.cfm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2013.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2012.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

A.D. David Mackay

John G. Morikis

David M. Thomas

Norman H. Wesley

AUDIT COMMITTEE MATTERS (CONTINUED)

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2012 was PricewaterhouseCoopers LLP. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2011 and 2012 are set forth in the table below.

Type of Fee	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
Audit Fees(1)	$2,170,000	$2,601,000
Audit-Related Fees	$0	$0
Tax Fees(2)	$144,000	$196,000
All Other Fees(3)	$2,000	$2,000

(1)	For both 2011 and 2012, “Audit Fees” represented the aggregate fees billed by PwC in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10 and Form 10-Q filings.

(2)	For both 2011 and 2012, “Tax Fees” represented services which included tax compliance, tax planning, customs and transfer pricing services.

(3)	For both 2011 and 2012, “All Other Fees” included advisory services related to licensing an accounting research tool.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2012 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2013 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors recommends that you vote FOR Item 2.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of the named executive officers as disclosed in this Proxy Statement, in accordance with SEC rules, which is commonly referred to as “say-on-pay” vote. At the 2012 Annual Meeting, stockholders were asked to vote on a proposal seeking their views as to how often the say-on-pay vote should be held. A majority of stockholders indicated a preference for holding such a vote on an annual basis. Accordingly, the Board decided that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote should be held.

The Board of Directors believes that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

•	Creates and reinforces a pay-for-performance culture;
•	Aligns management’s interests with those of the Company’s stockholders;
•	Attracts, retains and motivates superior talent through competitive compensation; and
•	Provides incentive compensation that promotes performance without encouraging excessive risk.

In addition to the design of the Company’s executive compensation program, the Company’s Compensation Committee continually evaluates ways in which it can improve upon the Company’s executive compensation programs. In 2012, the Compensation Committee evaluated the Company’s compensation programs and practices and took key actions to achieve the following:

•

Aligned annual cash incentive compensation with increasing profit and returns. In 2012, annual cash incentive compensation for Messrs. Klein and Wyatt was weighted 75% EPS and 25% ROIC, while the weighting for Operating Company Presidents was 75% OI and 25% RONTA for each of their respective companies. The Compensation Committee believes focusing on these key metrics will result in stronger growth in EPS and increased ROIC, which supports improving stockholder returns.

•

Discontinued future use of long-term cash incentive programs in favor of using performance share awards. In 2012, the Compensation Committee stopped making long-term cash incentive grants and replaced them with PSAs which are based on challenging three-year EPS and ROIC targets. The Compensation Committee believes this change reinforces our pay-for-performance culture.

•

Emphasized equity based compensation. Total equity based compensation represents, on average 57.1% of 2012 NEO compensation (excluding Mr. Stoner) and strongly aligns management’s interests with stockholders. PSAs awarded to all NEOs are now based on consolidated corporate performance, weighted 75% EPS and 25% ROIC. In addition, this emphasis on equity based compensation builds on the Compensation Committee’s one-time grant of equity at the time of the Spin-off that vests over a four-year period. The Compensation Committee believes equity grants further align executive interests with stockholders and facilitate executive retention.

For additional detail about each of these changes, please refer to the chart on page 20 of the Proxy Statement.

The Company asks that you indicate your approval of the compensation paid to our named executive officers in 2012, as described in this Proxy Statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis, compensation tables and narratives included elsewhere in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

For the reasons discussed above and in this Proxy Statement under the heading “Executive Compensation,” the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends a vote FOR the approval of the resolution relating to the compensation of our named executive officers (Item 3).

ITEM 4 – APPROVAL OF LONG-TERM INCENTIVE PLAN

The Board has adopted, subject to your approval, the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “New Plan”). The New Plan will replace the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Old Plan”) that was approved by the Company’s prior sole stockholder, Fortune Brands, Inc., on August 25, 2011. Upon approval of the New Plan, no additional awards will be granted under the Old Plan, although shares authorized but not granted under the Old Plan will be transferred to the New Plan to be used for future awards. A copy of the New Plan is attached as Appendix A to this Proxy Statement.

Purpose of Plan

The purpose of the New Plan is to (i) align the interests of the Company’s stockholders and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (ii) advance the interests of the Company by attracting and retaining directors, officers and other employees; and (iii) motivate such persons to act in the long-term best interests of the Company and its stockholders. The New Plan is designed to allow the Company to grant various types of performance-related and stock-based compensation. The New Plan will aid the Company and its subsidiaries in securing, retaining and motivating key employees of outstanding ability by offering them the opportunity to receive a proprietary interest in the Company.

Summary of Terms of New Plan

The following is a summary of the most important terms of the New Plan and is qualified in its entirety by reference to the full text of the New Plan attached to this Proxy Statement as Appendix A.

Types of Awards

The New Plan permits the granting of the same types of awards as under the Old Plan, which are:

• Stock options	• Restricted stock and restricted stock units
• Stock appreciation rights	• Other stock-based awards
• Performance awards	• Dividend equivalents

Eligible Participants

The New Plan will be administered by the Compensation Committee, except for awards granted to non-employee directors, which will be administered by the Nominating & Corporate Governance Committee. Both committees consist entirely of independent directors. As with the Old Plan, the Compensation Committee will select the type and amount of an award to be granted to an eligible individual. Eligible individuals are defined as officers, other employees, directors and independent contractors of the Company, its subsidiaries or joint ventures in which the Company has at least a 50% ownership interest. The Compensation Committee may delegate to an officer of the Company the authority to grant awards to eligible individuals; provided, however, that the Committee may not delegate its authority to grant an award to any person who is or is likely to be a “covered employee” within the meaning of Section 162(m) of the Code or to an officer, director or other person subject to Section 16 of the Exchange Act.

While the number of recipients of awards may change from year to year, in 2012, the Company made awards under the Old Plan to 329 employees and to all seven of its non-employee directors under the Old Plan.

Of the 329 employees who received awards in 2012, all of them received RSUs, and 90 employees additionally received nonqualified stock options and performance awards. Each type of award granted in 2012 covered the number of shares in the following table:

Shares Covering 2012 Awards Under Old Plan

RSUs	577,750
Nonqualified Stock Options	1,167,600
Performance Awards (at target)	347,400

Additionally in 2012, the Company granted 52,208 shares of fully vested stock to its directors.

The Company has not granted restricted stock, incentive stock options, stock appreciation rights or any other type of stock award under the Old Plan.

ITEM 4 – APPROVAL OF LONG-TERM INCENTIVE PLAN (CONTINUED)

Maximum Number of Shares Authorized Under the New Plan

The Company is asking for authorization to grant awards covering up to 4,600,000 new shares of common stock under the New Plan. Combined with shares previously authorized under the Old Plan and transferred to the New Plan, approximately 9,500,000 shares will be available for new awards. The Company may use authorized and unissued shares or treasury shares in connection with grants under the New Plan. Each share underlying an award granted under the New Plan will count as one share against the share limit. Shares underlying the unexercised or undistributed portion of any terminated, expired or forfeited award granted under the Old Plan (or any other plan under which equity awards are outstanding) or the New Plan and shares used to satisfy withholding taxes related to awards granted under the New Plan (but not the Old Plan) will be credited back to the New Plan at a rate of one share for each share subject to a forfeited award. Shares of common stock subject to an award under the New Plan or the Old Plan may not again be made available for issuance under the New Plan if such shares are delivered to or withheld by the Company to pay the exercise price of an Option or not issued upon the net settlement of such award. Awards may also be payable in cash.

The maximum number of shares covered by awards granted during any single fiscal year to a single individual shall be 1,000,000; and the maximum dollar amount that may be payable with respect to performance units granted during a single fiscal year to any individual shall be $10,000,000. In addition, non-employee directors are permitted to receive grants under the New Plan which have a total value not in excess of $500,000 during a single fiscal year to a single individual. These amounts are subject to adjustment for stock splits, stock dividends and other changes in the Company’s capital structure.

Types of Awards Available Under the New Plan

Stock Options and Stock Appreciation Rights

The New Plan permits the grant of either incentive stock options or options not qualifying as incentive stock options under the Code (“nonqualified options”). To the extent that the aggregate fair market value (determined at the time of grant) of shares that become exercisable under an incentive stock option for the first time by any participant during a single calendar year exceeds $100,000, such option will be treated as a nonqualified stock option.

The New Plan allows the Compensation Committee to set the terms of each option or stock appreciation right at the time of grant, but the exercise price may not be less than 100% of the fair market value of Company common stock at the time of grant. An option or right may remain exercisable for ten years unless an earlier expiration date is stated in the option. The New Plan does not permit re-pricing of an option, changing the terms of an option to lower its option price or taking any other action which has the economic effect of re-pricing options.

In 2012, the Company granted nonqualified options that expire three months after termination of employment for reasons other than cause or upon the expiration date stated in the option, subject to the following:

•

If employment terminates by reason of death, the option will fully vest and may be exercised until the earlier of three (3) years from the date of death or the expiration date stated in the option; provided that, if the date of death is less than one (1) year prior to the option expiration date, the option will remain exercisable for at least one (1) year following death.

•

If the participant becomes disabled after remaining continuously employed for at least one (1) year following the grant date, the option will continue to vest as though the participant were still employed following termination.

•	If the participant retires after remaining continuously employed for at least one (1) year following the grant date, the option will fully vest and remain exercisable through the expiration date.

As with the Old Plan, the Compensation Committee is authorized to grant stock appreciation rights to employees either alone or in conjunction with a stock option. Stock appreciation rights may entitle recipients to

ITEM 4 – APPROVAL OF LONG-TERM INCENTIVE PLAN (CONTINUED)

receive payments in cash, shares or a combination, and in any case will entitle the recipient to a payment in an amount representing the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise. The Committee did not award stock appreciation rights in 2012.

Performance Awards

The New Plan authorizes the Compensation Committee to grant performance awards. Performance criteria may be selected by the Compensation Committee from among the following measures or any combination whether applicable to the Company or any subsidiary or business unit:

• net earnings	• operating earnings or income	• earnings growth
• net income	• net income applicable to shares	• gross revenue
• revenue of pre-defined business segment	• ratio of operating expenses to operating revenues	• margins realized on delivered services
• cash flow	• earnings per share
• stock price	• return on stockholders’ equity	• return on capital
• return on assets	• economic value added (income in excess of cost of capital)	• customer satisfaction
• cost control or expense reduction	• operating company contribution	• income before income taxes
• other strategic business criteria	• total return to stockholders

The Compensation Committee must select a minimum performance goal below which no payment will be made and a maximum performance goal above which no increased payment will be made. The Compensation Committee may adjust the performance goals to take into account unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. The Compensation Committee must designate the period over which the performance factors are measured.

Performance awards may be payable in cash or shares of common stock, or a combination of cash and shares, at the end of the performance period, as determined by the Compensation Committee.

In 2012, the Company granted performance awards covering a three-year performance period. The awards established goals for minimum, target and maximum payout levels. If the performance goals are met, these performance awards will be paid out in shares of Company common stock. If a participant’s employment terminated during the performance period as a result of death, disability or retirement, following the certification of the Company’s satisfaction of the performance goals, the participant will be entitled to receive a payment of the number of shares of Company common stock, if any, that would have otherwise been payable to the participant had the participant’s employment not terminated prior to the end of the performance period, based upon actual Company performance, but prorated to reflect the portion of the performance period that elapsed prior to the participant’s termination date. If employment terminates for any other reason during the performance period, the performance award will be cancelled.

Other Stock-Based Awards

The New Plan authorizes the Compensation Committee to grant “other stock-based awards” to eligible employees. These other awards may pay out in restricted or unrestricted shares of common stock or in amounts denominated in “units” which may be based on the value of Company common stock.

In 2012, the Compensation Committee granted RSUs under the category of “Other Stock-Based Awards.” Each RSU represents the right to receive one share of Company common stock at some time in the future. The terms of the 2012 awards provide that the RSUs will vest in equal one-third amounts on the first, second and third anniversaries of the grant date. The RSUs include the right to receive dividend equivalents (discussed below).

If a participant’s employment ends during the restriction period for reasons other than death, disability or retirement, the RSUs will be forfeited. In the event of the participant’s death during the restriction period, the RSUs will vest and become immediately payable if the participant was employed for at least one (1) year following the grant date. If the participant becomes disabled after remaining continuously employed for at least one (1) year

ITEM 4 – APPROVAL OF LONG-TERM INCENTIVE PLAN (CONTINUED)

following the grant date, the RSUs will continue to vest as though the participant were still employed following termination. If the participant retires after remaining continuously employed for at least one (1) year following the grant date, the RSUs will fully vest.

Restricted Stock

The Compensation Committee may award to employees shares of common stock that are subject to restrictions and conditions as determined by the Compensation Committee. The Compensation Committee will have the discretion to determine the length of the restriction period at the time an award is granted. Prior to the lapse of restrictions on shares of restricted stock, the recipient of a restricted stock award will have all other rights of a stockholder with respect to the shares, including voting rights and the right to receive dividends paid on our common stock, which are reinvested as additional shares of restricted stock and paid when restrictions on the related shares lapse. The Company has not previously awarded restricted stock under the Old Plan.

Dividend Equivalents

The Compensation Committee may, in its discretion, provide that any award other than awards of options or stock appreciation rights under the New Plan may earn dividend equivalents. If an award includes the grant of dividend equivalents, then if the award is outstanding on a dividend record date, the award will be credited with an amount equal to the dividends that would have been paid on the shares covered by such award had such shares been issued and outstanding. Any dividend equivalents payable with respect to an unvested performance-based award will be subject to the same performance conditions that apply to the award. No dividend equivalents will be paid unless the underlying equity award is actually earned.

Change in Control

In the event of a change in control of the Company, the Board of Directors has discretion to cause unvested stock options and stock appreciation rights to become immediately exercisable. Generally, a change in control is defined in the New Plan as:

•	the acquisition by a person or group of beneficial ownership of 50% or more of outstanding voting stock;

•	a change in the composition of the Board that results in a majority of our current directors (or successor directors approved by our current directors) not being continuing directors;

•

a merger, consolidation or sale of substantially all the assets of the Company in a transaction unless (1) our stockholders immediately prior to the transaction own at least 60% of the voting power of the surviving, resulting or transferee entity; (2) no person beneficially owns 30% or more of the combined entity, unless they owned such percentage of the Company before the transaction, and (3) a majority of the directors of the resulting company were directors of the Company before the transaction; or

•	stockholders approve a complete liquidation or dissolution of the Company.

The definition excludes purchases or sales of stock by or from the Company or one of our employee benefit plans or trusts.

Amendment and Termination

The Board will have the power to amend the New Plan at any time except that the amendment may not detrimentally affect the rights of a participant without the participant’s consent. It does not have the power, without stockholder approval, to:

•	increase the maximum number of shares authorized for issuance pursuant to the New Plan;

•	change the class of individuals eligible for awards;

ITEM 4 – APPROVAL OF LONG-TERM INCENTIVE PLAN (CONTINUED)

•	reduce the basis upon which the minimum exercise price of an option or stock appreciation right is determined;

•	extend the period within which awards under the New Plan may be granted beyond ten years from the date the New Plan is approved by stockholders;

•	provide for a stock option or stock appreciation right to be exercisable more than ten years from the date of grant, except in the event of a change in securities laws; or

•	re-price awards or amend the Plan to permit the re-pricing of awards.

The Board may suspend or terminate the New Plan at any time. No such suspension or termination, however, shall affect options or stock appreciation rights previously granted.

Federal Tax Consequences

The following is a brief summary of the principal federal income tax consequences of awards under the New Plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified stock option, the participant will realize ordinary income in an amount equal to the market value of the stock at the time of exercise over the option price, and the Company will generally be entitled to a deduction in the same amount.

Performance Awards, RSUs and Other Stock-Based Awards

A participant who receives any performance award, RSU or other stock-based award will recognize income, and the Company will generally be allowed a deduction, when the award is paid. The amount of cash and the market value of the shares of common stock received will be ordinary income to the participant, and the Company will generally be entitled to a tax deduction for the same amount.

Other Types of Awards

Although the Company has not previously granted the types of awards described below, the following paragraphs describe the applicable federal tax consequences of their issuance.

Incentive Stock Options

An incentive stock option grant will not result in any immediate tax consequences to the Company or to the participant. A participant will not realize taxable income upon the exercise of an incentive stock option (except for purposes of the alternative minimum tax), provided the participant other than a deceased participant was an employee of the Company or one of our subsidiaries at all times from the date the option was granted to the date three months (in the case of a disabled employee, one year) before the date the option is exercised, and the Company will not be entitled to any deduction. If the participant does not dispose of the acquired stock within one (1) year after the date of exercise or within two (2) years after the date the option was granted, gain or loss realized on the subsequent disposition of the stock will be treated as long term capital gain or loss.

If the participant disposes of the stock prior to those times, the participant will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Any gain recognized by the participant on the disposition in excess of the amount taxable as ordinary income will be treated as capital gain, long or short term depending on whether the stock has been held for more than one year. Upon such a disposition, the Company will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such ordinary income.

ITEM 4 – APPROVAL OF LONG-TERM INCENTIVE PLAN (CONTINUED)

Stock Appreciation Rights

The grant of a stock appreciation right will not result in any immediate tax consequence to the Company or to the participant. Upon the exercise of a stock appreciation right, any cash received and the market value of any stock received will constitute ordinary income to the participant. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant realizes such income.

Tax Deductibility Limitation

The Internal Revenue Code limits the allowable tax deduction that may be taken by us for compensation paid to the Chief Executive Officer and the three highest paid executive officers other than the Chief Executive Officer and the Chief Financial Officer. The limit is $1,000,000 per executive per year, but compensation payable solely on account of the attainment of performance goals is excluded from the limitation. Under the New Plan, stock options, stock appreciation rights and performance awards (and related performance-based dividend equivalents) are intended to qualify as performance based compensation not subject to the $1,000,000 limitation. If restricted stock, restricted stock units and other stock-based awards do not include a performance metric, they are not considered performance based and would be subject to the limitation.

The Board intends to introduce the following resolution at the Annual Meeting (designated as Item 4):

“RESOLVED, that the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan submitted to this Annual Meeting of Stockholders and as shown in Appendix A of this Proxy Statement, is approved.”

The Board of Directors recommends that you vote FOR the adoption of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (Item 4).

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,512,252(1)	$13.14	4,971,908(2)
Equity compensation plans not approved by security holders	0	n/a	0
Total	15,512,252	$13.14	4,971,908(3)

(1)	As of December 31, 2012, the number of securities to be issued upon the exercise of outstanding stock options was 13,070,134, upon the payment of 675,500 performance share awards and 1,766,618 restricted stock unit awards.

(2)	Shares available for issuance under the Company’s 2011 Long-Term Incentive Plan, which allows for the grant of stock options, performance share awards, restricted stock awards and other stock-based awards.

(3)	Share amounts do not include the 4.6 million new shares of common stock under the Company’s 2013 Long-Term Incentive Plan for which stockholder approval is being sought at the Annual Meeting. Upon approval of the 2013 Long-Term Incentive Plan, no additional awards will be granted under the 2011 Long-Term Incentive Plan, although shares authorized but not granted under the 2011 Long-Term Incentive Plan will be transferred to the 2013 Long-Term Incentive Plan to be used for future awards.

ITEM 5 – APPROVAL OF ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN

The Board is asking the Company’s stockholders to approve the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan (the “Annual Plan”). The Board believes that the Annual Plan advances the interests of the Company and its stockholders by helping to secure and retain executives of outstanding ability by providing performance-based incentives to senior executives of the Company who are designated by the Compensation Committee to participate in the Annual Plan for specified consecutive twelve-month periods commencing each January 1 (a “Performance Period”). The Annual Plan was approved by the Board of Directors on September 27, 2011.

Reasons for the Proposal

The Annual Plan is intended to provide for the payment of qualified performance-based compensation within the meaning of Section 162(m) of the Code. Pursuant to Section 162(m) of the Code, the Company may not deduct annual compensation paid to each of the Company’s chief executive officer and the other three highest compensated officers (other than the Company’s Chief Financial Officer) (the “Covered Employees”) to the extent such annual compensation exceeds $1 million, unless such compensation qualifies as performance-based compensation under the requirements of Section 162(m) of the Code. Section 162(m) of the Code requires stockholder approval of the material terms of the performance goals under which compensation is to be paid. Accordingly, the Board is recommending that stockholders vote to approve the material terms of the Annual Plan to allow the Company to deduct compensation in excess of $1 million per year paid to the Covered Employees. In the event the Annual Plan is not approved, no compensation will be paid under the Annual Plan on or after April 29, 2013. The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B.

Description of the Annual Plan

Administration

The Annual Plan will be administered by the Compensation Committee, which is comprised solely of “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee is authorized to administer, construe and interpret the Annual Plan.

Eligibility

The Compensation Committee has the authority to select eligible executives of the Company or its subsidiaries to participate in the Annual Plan and to designate the performance goals and determine the amounts, terms and conditions of awards under the Annual Plan. All senior executives of the Company and its subsidiaries may be designated for participation in the Annual Plan. During 2012, 19 officers were eligible for participation in the Annual Plan. It is anticipated that 18 senior executives will be eligible for participation in the Annual Plan in 2013.

New Plan Benefits

The actual amount of compensation that will be paid under the Annual Plan cannot be determined at this time. On February 25, 2013, the subcommittee of the Compensation Committee determined that awards under the Annual Plan for 2013 will be based on our adjusted net income for the year ending December 31, 2013. For this purpose, “adjusted net income” is defined as our income from continuing operations, determined in accordance with generally accepted accounting principles, as reflected in the audited consolidated statement of income for 2013, but adjusted, net of income taxes, to (a) eliminate restructuring charges or credits, (b) eliminate special charges or credits, (c) include the results of operations for such year from businesses classified as “discontinued operations” prior to the disposition dates, (d) to the extent not adjusted pursuant to items above, eliminate gains or losses resulting from the sale, disposal or write-down of intangible assets, land or buildings, charges for impaired assets, actuarial gains or losses related to defined benefit plan accounting, securities resulting from the sale of businesses and the sale of financial instruments and (e) eliminate provision for incentive compensation, net of income taxes. However, in future years, awards under the Annual Plan may be based on different performance metrics.

ITEM 5 – APPROVAL OF ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN (CONTINUED)

The table below sets forth the amounts that were received by each person or group listed below under the Annual Plan during 2012. For information about awards under the Annual Plan during 2012 to our named executive officers, see pages 25 and 26 of this Proxy Statement.

NEW PLAN BENEFITS FORTUNE BRANDS HOME & SECURITY, INC. ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN
Name and Position	Dollar Value
Christopher J. Klein Chief Executive Officer	$2,024,000
E. Lee Wyatt, Jr. Senior Vice President and Chief Financial Officer	$1,127,100
John N. Heppner Chief Executive Officer and President, Fortune Brands Storage & Security LLC	$445,808

David B. Lingafelter President, Moen Incorporated	$556,800
David M. Randich President, MasterBrand Cabinets, Inc.	$307,464
Current Executive Officers as a Group (10 persons)	$5,964,518	(1)
All Employees (Other than Current Executive Officers) (9 persons)	$1,766,000

(1)	Includes amounts for the five named executive officers listed above and five other executive officers.

Awards and Performance Measures

Not later than 90 days after the beginning of each Performance Period (or such earlier or later date as permitted or required by Section 162(m) of the Code) (the “Applicable Period”), the Compensation Committee will (i) set the specific criteria and performance goals which, if attained, will determine the total amount of incentive payments available to be paid to all participants (the “Incentive Pool”) for the specified Performance Period and (ii) the allocable percentage of the Incentive Pool to which each participant may be entitled.

The performance goals will be based upon achievement of one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, and goals relating to acquisitions or divestitures, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis, such as rates of growth or improvement. Subject to Section 162(m) of the Code, the Compensation Committee may provide for the performance goals, or other terms and conditions applicable to an award to be adjusted to reflect extraordinary, unusual or non-recurring items; changes in law or accounting principles; currency fluctuations; financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; write downs of intangible assets, property, plant or equipment, investments in business units and securities resulting from the sale

ITEM 5 – APPROVAL OF ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN (CONTINUED)

of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event.

The Compensation Committee will certify (i) the degree to which applicable performance measures have been attained and (ii) the amount, if any, of each participant’s award, promptly after the end of an applicable Performance Period and when all necessary financial or other information becomes available, in accordance with Section 162(m) of the Code. In all cases, the Compensation Committee has the sole and absolute discretion to reduce or eliminate the amount of a participant’s award. No participant will receive a payment under the Annual Plan with respect to any Performance Period in excess of $5 million. No part of the Incentive Pool established for any Performance Period, nor any part of an award, that is not awarded for an applicable Performance Period may be carried forward to a subsequent Performance Period.

Awards are payable in cash and will be paid as promptly as practicable after the certifications described above have been made by the Compensation Committee, but in no event later than March 15th of the year following the end of the Performance Period. The Compensation Committee may, in its discretion, permit a participant to defer the payment of all or part of an award and may include interest on such deferred amount at a rate or rates based on one or more predetermined investments it selects.

No award shall be payable to a participant whose employment terminates prior to the end of an applicable Performance Period unless such termination is due to the participant’s death, disability or retirement. In such cases, the participant (or the participant’s designated beneficiary) will be entitled to a prorated award reflecting the portion of the Performance Period during which the participant was employed.

Amendment and Termination

The Board of Directors may alter, amend, suspend or terminate the Annual Plan, in whole or in part, at any time, subject to any stockholder approval as required by law, rule or regulation, including Section 162(m) of the Code. However, no amendment may increase the amount payable to a participant under an outstanding award after the Applicable Period has expired or adversely affect the rights of a participant with respect to whom an award has been determined for a completed Performance Period but not yet paid.

The Board intends to introduce the following resolution at the Annual Meeting (designated as Item 5):

“RESOLVED, that the Fortune Brands Home & Security, Inc. Incentive Compensation Plan submitted to this Annual Meeting of Stockholders and as shown in Appendix B of the Company’s Proxy Statement is approved.”

The Board of Directors recommends that you vote FOR the approval of the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan (Item 5).

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 1, 2013 (except as otherwise indicated), the beneficial ownership of common stock of Fortune Brands Home & Security, Inc. by (a) each director (including the nominees), (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC. Unless otherwise indicated, the business address of each of the Company’s directors and executive officers is the same as the Company’s address:

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

BlackRock, Inc.(2)	10,553,144	6.42
JPMorgan Chase & Co.(3)	9,385,691	5.71
Richard A. Goldstein	19,042	*
Ann Fritz Hackett(4)	16,729	*
Christopher J. Klein	827,727	*
John N. Heppner	292,687	*
David B. Lingafelter(5)	359,336	*
A. D. David Mackay(6)	48,548	*
John G. Morikis(7)	11,680	*
David M. Randich	123,742	*
David M. Thomas(8)	29,162	*
Ronald V. Waters, III	15,868	*
Norman H. Wesley(9)	374,197	*
E. Lee Wyatt, Jr	97,539	*
Directors and executive officers as a group (17 persons)(10)	2,929,247	1.78

* Less than 1%

(1)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days after March 1, 2013:

Name	Number of Shares
Richard A. Goldstein	0
Ann Fritz Hackett	0
Christopher J. Klein	605,746
John N. Heppner	289,281
David B. Lingafelter	355,659
A. D. David Mackay	0
John G. Morikis	0
David M. Randich	87,022
David M. Thomas	4,980
Ronald V. Waters, III	0
Norman H. Wesley	189,284
E. Lee Wyatt, Jr.	28,734

(2)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on February 6, 2013, BlackRock has sole voting power over 10,553,144 shares, shared voting power over no shares, sole dispositive power over 10,553,144 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022.

(3)

In a report filed by JPMorgan Chase & Co. and its wholly owned subsidiaries, JPMorgan Chase Bank, N.A., J.P. Morgan Investment Management Inc., JPMorgan Asset Management (UK) Ltd., J.P. Morgan Trust Company of Delaware and JPMorgan Asset Management (Canada) Inc. (collectively, “JPMorgan”), on Schedule 13G filed on January 24, 2013, JPMorgan has sole voting power over 8,996,541 shares, shared voting power over 244,573 shares, sole dispositive power over 9,137,524 shares, and shared dispositive power over 248,167 shares. The principal business address of JPMorgan is 270 Park Avenue, 30th Floor, New York, New York 10017.

(4)	Includes 13,942 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board.

(5)	Includes 610 shares held in the Fortune Brands Home & Security stock fund in the Company’s Retirement Savings Plan.

(6)	Includes 5,000 shares held by Mr. Mackay’s spouse.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(7)	Includes 772 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board.

(8)	Includes 2,350 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(9)	Includes 155,343 shares held by a trust for which Mr. Wesley has sole investment power; however, he disclaims beneficial ownership of such shares.

(10)	The table includes 2,129,184 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 1, 2013. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

As discussed in the Compensation Discussion & Analysis and the 2012 Executive Compensation sections above, Mr. Stoner is considered a NEO because of the duties he performed for the Company until his resignation in October 2012. Following his resignation, Mr. Stoner was not required to file beneficial ownership reports under Section 16(a) of the Exchange Act and the Company is not aware of his stock ownership as of March 1, 2013. Accordingly, his stock ownership is not reflected in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who have beneficial ownership of more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our officers and directors that no other reports were required for such persons, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2012, with one exception. Due to administrative error, Mr. Wyatt did not file one report disclosing the withholding of 42,207 shares upon the vesting of restricted stock units previously awarded, in a timely manner. A Form 5 reporting the transaction was filed on February 8, 2013.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board of Directors at the 2014 Annual Meeting, or (ii) propose business for consideration at the 2014 Annual Meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after December 30, 2013 but no later than January 29, 2014 for the 2014 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2014 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 12, 2013.

Copies of the Restated Certificate of Incorporation and Bylaws are available upon written request to Ms. Lauren S. Tashma, Senior Vice President, General Counsel and Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly brought before the meeting or if a nomination is properly made.

MISCELLANEOUS MATTERS

The distribution of this Proxy Statement with respect to the Company’s 2013 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by Securities and Exchange Commission rules. A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to Ms. Lauren S. Tashma, Senior Vice President, General Counsel and Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover its cost.

MISCELLANEOUS MATTERS (CONTINUED)

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of the Notice of Internet Availability (the “Notice”) to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, forward copies of the Notice to the beneficial owners of our stock and request the authority to execute the proxies. To assure that there is sufficient representation at the meeting, our proxy solicitor, our officers or our employees may solicit proxies by telephone, facsimile or in person. In addition, we have retained Innisfree M&A Incorporated to aid in soliciting proxies for a fee, estimated at $15,000, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received in response to the Notice and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or set of proxy materials for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will assume that you have consented, and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice, or if you wish to receive individual copies of the Notice or our proxy materials for future meetings, we will send a copy to you if you call Shareholder Services at (847) 484-4538, or write to Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board.

March 5, 2013

APPENDIX A

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

I.            INTRODUCTION

1.1        Purposes. The purposes of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers and other employees and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2        Certain Definitions.

“Agreement” means the agreement between the Company and the recipient of an award setting forth the terms and conditions of the award (which may be in written or electronic form).

“Board” means the board of directors of the Company.

“Change in Control” has the meaning set forth in Section 5.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee designated by the Board, consisting of two or more members of the Board, each of whom may be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of New York Stock Exchange or any other stock exchange on which the Common Stock is then traded. The “Committee” means the Nominating and Corporate Governance Committee of the Board with respect to award granted to non-employee directors and the Compensation Committee of the Board with respect to awards granted to all other recipients.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and all appurtenant rights.

“Company” means Fortune Brands Home & Security, Inc., a Delaware corporation, or any successor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means either (i) the sales price of a share of Common Stock on the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange, the sales price of a share of Common Stock on the principal national securities exchange or nationally recognized quotation service on which the Common Stock is traded, as determined by the Committee; or (ii) if the shares of Common Stock are not traded on a national securities exchange or through any other nationally recognized quotation service, the fair market value of a share of Common Stock as determined by the Board or the Committee, acting in good faith, in either case pursuant to any method in compliance with the Code, including but not limited to Section 409A of the Code, or applicable regulations, as the Board or the Committee shall in its discretion select and apply at the time of the award is granted, the time of exercise or other determination event.

“Incentive Stock Option” means an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Nonqualified Stock Option” means an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Other Stock-Based Award” means an award granted pursuant to Section 3.4.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

APPENDIX A (CONTINUED)

“Performance Award” means an award of Performance Shares or Performance Units.

“Performance Measures” means performance goals established by the Committee in connection with the grant of an award based on the attainment of one (1) or any combination of the following, in each case of the Company, a Subsidiary or business unit or joint venture by or within which the holder of an award is primarily employed, and that are intended to cause the award to qualify as performance-based compensation under Section 162(m) of the Code: (i) net earnings; (ii) operating earnings or income; (iii) earnings growth; (iv) net income; (v) net income applicable to shares; (vi) gross revenue or revenue by pre-defined business segment; (vii) ratio of operating expenses to operating revenues; (viii) margins realized on delivered services; (ix) cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; (x) earnings per share; (xi) return on stockholders’ equity; (xii) stock price; (xiii) return on common stockholders’ equity; (xiv) return on capital; (xv) return on assets; (xvi) economic value added (income in excess of cost of capital); (xvii) customer satisfaction; (xviii) cost control or expense reduction, (xix) operating company contribution; (xx) income before income taxes; (xxi) total return to stockholders, in each case, absolute or relative to peer-group comparative; and (xxii) strategic business criteria, consisting of one (1) or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, and goals relating to acquisitions or divestitures, or any combination of the foregoing. Such Performance Measures may also be based upon the attainment by the Company, a Subsidiary or joint venture of specified levels of performance under one (1) or more of the measures described above relative to the performance of other companies. The Committee shall set such Performance Measures within the time prescribed by Section 162(m) of the Code. In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

Notwithstanding the foregoing, if the Committee determines it is advisable to grant awards that will not qualify for the performance-based exception under Section 162(m) of the Code, the Committee may grant such awards.

“Performance Option” means an Incentive Stock Option or Nonqualified Stock Option, the grant of which or the exercisability of all or a portion of which is contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Period” means any period designated by the Committee during which the Performance Measures applicable to an award shall be measured.

“Performance Share” means a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period, a specified number of shares of Common Stock (which may be shares of Restricted Stock).

“Performance Unit” means a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period, a specified cash amount.

“Prior Plan” means the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan.

“Restricted Stock” means shares of Common Stock which are subject to a Restriction Period and which may also be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” means an award of Restricted Stock under this Plan.

“Restricted Stock Unit” means a right to receive one share of Common Stock or, to the extent set forth in the applicable award Agreement, the Fair Market Value of a share of Common Stock in cash, which is contingent upon the expiration of a specified Restriction Period and which may also be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” means an award of Restricted Stock Units under this Plan.

APPENDIX A (CONTINUED)

“Restriction Period” means any period designated by the Committee during which (i) shares of Common Stock subject to a Restricted Stock Award or Other Stock-Based Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock-Based Award shall remain in effect.

“SAR” means a stock appreciation right which is not granted in tandem with, or by reference to, an Option, which entitles the holder to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR or, to the extent permitted by an Agreement, cash equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR or a combination of both.

“Stock Award” means a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock-Based Award.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity, except that with respect to Incentive Stock Options, “Subsidiary” means “subsidiary corporation” as defined in Section 424(f) of the Code.

“Tax Date” has the meaning set forth in Section 5.5.

“Ten Percent Holder” has the meaning set forth in Section 2.1(a).

1.3        Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) Incentive Stock Options or Nonqualified Stock Options (which may include Performance Options), (ii) SARs, (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units and the number of Performance Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and applicable regulations in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units, Performance Awards or Other Stock-Based Awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority to the Board or, subject to applicable law, to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the Chief Executive Officer or other executive officer of the Company with regard to the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

APPENDIX A (CONTINUED)

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company for any claims, losses, damages or expenses (including attorneys’ fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law (except as otherwise may be provided in the Company’s Restated Certificate of Incorporation and/or Amended and Restated Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4        Eligibility. Participants in this Plan shall consist of such officers, other employees, nonemployee directors, independent contractors and persons expected to become officers, other employees, nonemployee directors, and independent contractors of the Company or any of its Subsidiaries, or joint ventures in which the Company has at least a 50% ownership interest, as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a non-employee director or independent contractor. Except as otherwise determined by the Committee, an employee who is granted a leave of absence in writing shall be deemed to be employed during such leave of absence.

1.5        Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Section 1.5, the total number of shares of Common Stock initially available under the Plan for the grant of new awards, in addition to any shares remaining available for the grant of awards under the Prior Plan, shall be 4,600,000. To the extent that the Company grants awards under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by one (1) share for each share subject to such awards. To the extent that shares of Common Stock subject to an outstanding Option, SAR, Stock Award or Performance Award granted under this Plan or the Prior Plan are not issued or delivered by reason of: (a) the expiration, termination, cancellation or forfeiture of such award, (b) the settlement of such award in cash, or (c) the use of shares to satisfy withholding taxes related to an award, then such shares of Common Stock shall again be available under this Plan. The number of shares that again become available pursuant to this Section 1.5 shall be equal to one (1) share for each share subject to such forfeited or expired awards. Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan or the Prior Plan may not again be made available for issuance under this Plan if such shares are: (i) shares delivered to or withheld by the Company to pay the exercise price of an Option, or (ii) shares that were subject to an award and were not issued upon the net settlement of such award.

Additionally, in the event that a Company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, then the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination of both.

To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and applicable regulations (x) the maximum number of shares of Common Stock with respect to which any awards may be granted during any fiscal year of the Company to any person shall be

APPENDIX A (CONTINUED)

1,000,000, subject to adjustment as provided in Section 5.7, and (y) the maximum amount that may be payable with respect to Performance Units granted during any fiscal year of the Company to any person shall be $10,000,000.

No Participant who is a non-employee director of the Company may receive in any fiscal year awards valued at more than $500,000 at the time of grant.

II.         STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1        Stock Options. The Committee may, in its discretion, grant Options to such eligible persons as may be selected by the Committee; provided that Incentive Stock Options may be granted only to employees. Any portion of an Option that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the holder during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such Options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)        Number of Shares and Purchase Price. The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option; and provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such Option is granted, owns capital stock possessing more than ten (10) percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b)        Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Option (other than a Nonqualified Stock Option exercisable by an optionee’s executor, administrator, legal representative, guardian or similar person after the optionee’s death) shall be exercised later than ten (10) years after its date of grant; and provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five (5) years after its date of grant. The Committee may, in its discretion, determine that an Option is to be granted as a Performance Option and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such Option or to the exercisability of all or a portion of such Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An Option may be exercised only with respect to whole shares of Common Stock.

(c)        Method of Exercise. An Option may be exercised (i) by specifying the number of whole shares of Common Stock to be purchased in the manner prescribed by the Company, accompanied by full payment (or by arranging for full payment to the Company’s satisfaction) either (A) in cash, (B) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option, (C) authorizing the Company to sell shares of Common Stock subject to the option exercise and withhold from the proceeds an amount equal to the option exercise price, (D) by a combination of (A), (B) and (C), or (E) by any other method established by the Committee and set forth in an Agreement; and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded, and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued or delivered until the full purchase price and any related withholding taxes, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

APPENDIX A (CONTINUED)

2.2        Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)        Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. The base price of an SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR. The Agreement relating to an SAR shall specify whether the SAR may be settled in cash in lieu of shares of Common Stock or a combination of both shares and cash.

(b)        Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR (other than an SAR exercisable by a holder’s executor, administrator, legal representative, guardian or similar person after the holder’s death) shall be exercised later than ten (10) years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. SARs may be exercised only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have the same rights of a stockholder of the Company as a holder of a Restricted Stock Award would have pursuant to Section 3.2(d). Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)        Method of Exercise. SARs may be exercised (i) by specifying the whole number of SARs which are being exercised in the manner prescribed by the Company and (ii) by executing such documents as the Company may reasonably request.

2.3        Termination of Employment. All of the terms relating to the exercise, cancellation or other disposition of an Option or SAR upon a termination of employment or service with the Company of the holder of such Option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4        No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 5.7, to the extent required by the New York Stock Exchange, or any other stock exchange on which shares of Common Stock are traded, the Committee will not, without the approval of stockholders of the Company, (a) reduce the purchase price or base price of any outstanding Option or SAR, (b) cancel any outstanding Option or SAR in exchange for another Option or SAR with a lower purchase price or base price; (c) cancel any outstanding Option or SAR in exchange for cash or another award if the purchase price of the Option or the base price of the SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation; or (d) take any other action that would constitute a “repricing,” as such term is used in Section 303A.08 of the New York Stock Exchange Listed Company Manual, in each case other than in connection with a Change in Control.

2.5        No Dividend Equivalents. Notwithstanding anything in this Plan to the contrary, no Option or SAR shall be eligible to earn dividend equivalents with respect any shares of Common Stock subject to the Option or SAR.

III.            STOCK AWARDS

3.1        Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock-Based Award.

3.2        Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

APPENDIX A (CONTINUED)

(a)        Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)        Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form.

(d)        Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3        Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)        Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)        Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination of both and (ii) whether the holder shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same vesting conditions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4        Other Stock-Based Awards. The Committee may grant other awards under the Plan pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock) are or may in

APPENDIX A (CONTINUED)

the future be acquired, or awards denominated in stock units (which may, but need not, be Restricted Stock Units), including awards valued using measures other than market value. Such Other Stock-Based Awards may be granted alone, in addition to or in tandem with any award of any type granted under this Plan and must be consistent with the purposes of this Plan.

3.5        Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

IV.         PERFORMANCE AWARDS

4.1        Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2        Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)        Number of Performance Shares or Units and Performance Measures. The number of Performance Shares or Units subject to, or the specified amount of cash payable under, a Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting, settlement or payment of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)        Settlement of Performance Awards. The Agreement relating to a Performance Award shall specify whether such award shall be for Performance Shares or Performance Units and whether Performance Shares shall be settled in shares of Common Stock, shares of Restricted Stock, or combination of both. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form and the holder of such Restricted Stock shall have the same rights of a stockholder of the Company as a holder of a Restricted Stock Award would have pursuant to Section 3.2(d). Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3        Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award upon the holder’s termination of employment or service with the Company, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

V.            GENERAL

5.1        Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if so approved, shall become effective as of the date on which this Plan was approved by the Board. This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten (10) years after the effective date of this Plan. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards granted shall be void and of no force or effect.

APPENDIX A (CONTINUED)

5.2        Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or any other stock exchange on which the shares of Common Stock are traded; provided, however, that no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

5.3        Agreement. Each award to a recipient other than a non-employee director under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until such recipient accepts the award at the time and in the manner specified by the Company. Upon the acceptance of an award, the award shall be effective as of the effective date set forth in the Agreement.

5.4        Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the first sentence of this Section 5.4, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights under the award shall immediately become null and void.

5.5        Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (a) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (b) the holder may satisfy any such obligation by any of the following means: (i) a cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation, or (iv) any combination of (i), (ii) and (iii), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6        Restrictions on Shares. Each award shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.

5.7        Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding Option or SAR and the purchase price or base price per share, the terms of each outstanding Restricted Stock Award, Restricted Stock Unit Award and Other Stock-Based Award, including the number and class of securities, the terms of each outstanding Performance Award, including the number and class of securities, the

APPENDIX A (CONTINUED)

maximum number of securities with respect to which awards may be granted during any fiscal year of the Company to any one grantee and the maximum amount that may be payable pursuant to an award of Performance Units granted during any fiscal year of the Company to any one grantee must be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8        Change of Control.

(a)        Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i)        require that (A) some or all outstanding Options and SARs shall immediately become exercisable in full or in part, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards, Restricted Stock Unit Awards and Other Stock-Based Awards shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;

(ii)        require that shares of stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or

(iii)        require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an Option or an SAR, the number of shares of Common Stock then subject to the portion of such Option or SAR surrendered, to the extent such Option or SAR is then exercisable or becomes exercisable pursuant to Section 5.8(a)(i), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Option or SAR, (2) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award have lapsed or will lapse pursuant to Section 5.8(a)(i) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (3) in the case of a Performance Award, the value of the Performance Shares or Performance Units then subject to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to Section 5.8(a)(i) and to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or such entity’s parent corporation, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b)        A “Change in Control” shall be deemed to have occurred if:

(i)        any person (as that term is used in Sections 13(d) and 14(d) of the Exchange Act ) (1) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and applicable regulations) of 50% or more of the total fair market value or total voting power of the Company (“Voting Securities”) or (2) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the stock of the Company possessing 30% or more of the Voting Securities, excluding, in each case, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by an

APPENDIX A (CONTINUED)

employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (D) the acquisition of additional stock or voting power by a person considered to own more than 50% of the total fair market value or Voting Securities in the case of clause (1) of this clause (i) or by a person considered to own more than 30% of the Voting Securities in the case of clause (2) of this clause (i) or (E) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii)        more than 50% of the members of the Board shall, during a 12-month period, cease to be Continuing Directors (which term, as used in this Plan, means the directors of the Company: (A) who were members of the Board on the effective date of this Plan; or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board, or whose election or nomination for election by the Company’s stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

(iii)        there is consummated a merger or consolidation of the Company with, or, any transaction or series of transactions in which, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result of the transaction(s): (A) the stockholders of the Company immediately prior to the transaction(s) shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company, either directly or through one or more subsidiaries) (“Newco”) immediately after in substantially the same proportions as their ownership immediately prior to such corporate transaction; (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and applicable regulations), directly or indirectly, 30% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction, and (C) more than 50% of the members of the board of directors of Newco shall be Continuing Directors.

(iv)        the shareholders of Fortune Brands Home & Security, Inc. approve a complete liquidation or dissolution of the Company.

5.9        Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination of both, upon the settlement of all or a portion of any award shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.10      No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability.

5.11      Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12      Designation of Beneficiary. To the extent permitted by the Committee, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an

APPENDIX A (CONTINUED)

outstanding Option or SAR granted is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13      Governing Law. This Plan, each award and the related Agreement, and all determinations made and actions taken under the Plan, each award and related Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

5.14      Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan, and, for this purpose, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

APPENDIX B

FORTUNE BRANDS HOME & SECURITY, INC.

ANNUAL EXECUTIVE

INCENTIVE COMPENSATION PLAN

ARTICLE I

GENERAL

SECTION 1.1        Purpose. The purpose of this Annual Executive Incentive Compensation Plan (the “Plan”) is to advance the interests of the stockholders of Fortune Brands Home & Security, Inc. (the “Company”) by providing performance-based incentives to senior executives of the Company.

SECTION 1.2        Definitions.

(a)	“Award” means a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive payment in cash of a specified amount, subject to the Committee’s discretion pursuant to Section 2.4(a) of the Plan.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation Committee of the Board of Directors.

(e)        “Incentive Pool” means the total amount of dollars available to be paid to all Participants based on the extent to which the applicable Performance Measures are attained. The Incentive Pool for each Performance Period shall be determined by the Committee pursuant to Section 2.2 and no portion of the Incentive Pool for any Performance Period which is not awarded in such applicable Performance Period may be carried forward to a subsequent Performance Period.

(f)        “Participant” means each senior executive of the Company or its subsidiaries designated by the Committee to participate in the Plan, in any event to include those individuals designated as “named executive officers” in the Company’s proxy statement for the year prior to the start of a Performance Period.

(g)        “Performance Measures” means criteria and objectives, including one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, and goals relating to acquisitions or divestitures, or any combination of the foregoing. In the sole discretion of the Committee, but subject to Code Section 162(m), the Committee may provide for the Performance Measures or other terms and conditions of an outstanding Award to be adjusted to reflect any of the following items: extraordinary, unusual or non-recurring items; changes in law or accounting principles; currency fluctuations; financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; write downs of intangible assets, property, plant or equipment, investments

APPENDIX B (CONTINUED)

in business units and securities resulting from the sale of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event.

(h)        “Performance Period” means each consecutive twelve-month period commencing January 1 of each year.

SECTION 1.3        Administration of the Plan. The Plan shall be administered by the Committee; provided, however, that (i) the number of directors on the Committee shall not be less than two, and (ii) each member of the Committee shall be an “outside director” within the meaning of Code Section 162(m)(4). The Committee shall, in its sole discretion, but subject to the terms of the Plan, select eligible persons for participation in the Plan and determine the form, amount and timing of each Award to such persons, the time and conditions of payment of the Award and all other terms and conditions of the Award. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting, or taken without a meeting by unanimous written consent of the members of the Committee, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the plan, to make rules for carrying it out and to make changes in such rules. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

VI.         ARTICLE II

AWARDS

SECTION 2.1        Awards. The Committee may, in its sole discretion, make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan, the Participant’s Award or resolutions adopted by the Committee.

SECTION 2.2        Terms of Awards. Within 90 days after the commencement of each Performance Period (or such earlier or later date as permitted or required by Code Section 162(m) and the regulations promulgated thereunder), the Committee shall establish in writing (i) the objective formula for determining the Incentive Pool for such Performance Period, (ii) the applicable Performance Measures and (iii) the allocable percentage of the total Incentive Pool to which each Participant shall be entitled, provided that the total of all such percentages for all Participants for any Performance Period shall not exceed 100 percent.

SECTION 2.3        Limitations on Awards. The maximum amount of an Award to any Participant for any Performance Period shall not exceed $5.0 million. No part of any potential Award for any Performance Period which is not actually awarded to a Participant because of any reduction required or permitted by this Section 2.3 or Section 2.4 below shall be available for award to any other Participant.

SECTION 2.4        Determination and Payment of Awards.

(a)        For each Performance Period, promptly after the date on which all necessary financial or other information becomes available, the Committee shall certify (i) the degree to which the applicable Performance Measures have been attained and (ii) with respect to each Participant, the amount of the Participant’s Award, if any, all in the manner required by Code Section 162(m). Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, reduce or eliminate, but not increase, the amount of a Participant’s Award. Any adjustments so made by the Committee shall be final, conclusive and binding.

(b)        To the extent an Award granted to a Participant who commences participation in the Plan after the first day of a Performance Period is intended to be “performance-based compensation” (within the meaning of Code Section 162(m)), such Participant shall participate on a proportional basis reflecting the portion of the Performance Period during which he or she was a Participant.

(c)        Amounts to which Participants are entitled shall be payable in a single lump sum cash payment as promptly as practicable after the certifications and adjustments (if any) described in this Section 2.4 have been made by the Committee; but in no event later than March 15th of the year following the end of the Performance Period.

APPENDIX B (CONTINUED)

SECTION 2.5        Deferral of Payment of Awards. At the request of a Participant, the Committee may permit, in its sole discretion, payment with respect to an Award made hereunder to be deferred pursuant to a deferral election made by the Participant. All deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to Code Section 409A and may include the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee or based on one or more predetermined investments selected by the Committee.

SECTION 2.6        Termination of Employment. A Participant whose employment terminates for any reason other than death, disability or retirement prior to the last day of the Performance Period shall not be entitled to receive any amounts pursuant to the Award, and any Award held by such Participant with respect to such Performance Period shall be forfeited and cancelled. If a Participant’s employment terminates before the end of a Performance Period as a result of death, disability, or retirement, the Participant (or in the event of death, the Participant’s designated beneficiary) shall be entitled to receive an amount under the Award equal to the payment the Participant would have received had such Participant remained employed through the last day of the Performance Period, prorated for the portion of the Performance Period during which the Participant was employed. Such prorated Award shall be paid at the time and in the manner described in Section 2.4(c) above. If a Participant dies without a valid, written beneficiary designation on file with the Company, payments under the Plan shall be made to the Participant’s estate. For purposes of the Plan, “retirement” shall mean either (1) termination of employment on or after attaining age 55 and completion of at least five (5) years of service with the Company or a subsidiary (provided that retirement shall not include termination of employment for cause), or (2) retirement within the meaning of the Company’s non-qualified supplemental retirement plan; “disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months within the meaning of Code Section 22(e)(3); and “cause” shall have the meaning set forth in any employment, severance or other written agreement between the Participant and the Company or its subsidiaries.

VII.      ARTICLE III

MISCELLANEOUS

SECTION 3.1        Restriction on Transfer. No Award shall be transferable other than by will, the laws of descent and distribution. Any attempt to transfer or otherwise dispose of an Award shall be null and void.

SECTION 3.2        Tax Withholding. The Company shall deduct from all payments made under the Plan to a Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary or estate, as applicable) any Federal, state or local taxes required by law to be withheld with respect to such payments. Participants shall be solely responsible for all other taxes associated with the amounts payable under an Award or the Plan.

SECTION 3.3        Source of Payments. This Plan shall be unfunded and constitutes a an unvested promise by the Company to make payments in accordance with the terms of the Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.4        Employment Rights and Other Benefit Programs. The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. The Plan shall not replace any contract of employment between the Company and any Participant, but shall be considered a supplement thereto. The Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company.

SECTION 3.5        Amendment and Termination. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder

APPENDIX B (CONTINUED)

approval required by applicable law, rule or regulation, including Code Section 162(m). No termination or amendment of the Plan or an Award may, without the consent of the Participant, adversely affect the rights of a Participant with respect to an Award for which the certifications and adjustments (if any) described in Section 2.4(a) have been determined, nor shall any amendment increase the amount payable to a Participant under an outstanding Award after the date on which the terms of the Award have been determined by the Committee pursuant to Section 2.2.

SECTION 3.6.        Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

SECTION 3.7        Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

SECTION 3.8        Effective Date. The Plan shall be effective as of the date the Board approves the Plan; provided that any compensation paid under the Plan on or after the 2013 annual meeting of stockholders of the Company shall be subject to approval of the Plan by the stockholders of the Company at such meeting as required by Code Section 162(m) and the regulations thereunder. In the event that this Plan is not so approved, any Awards paid on or after such stockholders meeting shall be void and of no force or effect.

APPENDIX C

Use of Non-GAAP Financial Information

This Proxy Statement includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), such as operating income before charges/gains, earnings per share before charges/gains, and return on invested capital before charges/gains. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the Company’s use of these measures, are presented in the below pages.

Reconciliation of Operating Income before charges/gains to GAAP Operating Income (Loss)

($ in millions)

	2012	2011	% Change

Operating income before charges/gains (1)	$227.7	$163.0	39.7%
Standalone corporate costs (2)	-	13.8	(100.0)%
Restructuring and other charges (3)	(10.0)	(20.0)	50.0%
Contingent acquisition consideration adjustment (4)	2.0	-	100.0%
Business separation costs (5)	-	(2.4)	100.0%
Asset impairment charges	(15.8)	(90.0)	82.4%
Defined benefit plan actuarial losses (6)	(42.2)	(80.0)	47.3%

GAAP operating income (loss)	$161.7	$(15.6)	1,136.3%

(1) Operating income before charges/gains is operating income (loss) derived in accordance with GAAP including estimated incremental standalone corporate expenses for the periods prior to the spin-off of the Company from Fortune Brands, Inc. (the “Spin-off”) and excluding restructuring and other charges, business separation costs, asset impairment charges, income from a contingent acquisition consideration adjustment and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the Company and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

(2) The Company estimates that it would have incurred $13.8 million of incremental corporate expenses if it had functioned as an independent standalone public company for the twelve months ended December 31, 2011.

(3) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs; “other charges” represent charges directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such costs may include losses on disposal of inventories, trade receivables allowances from exiting product lines and accelerated depreciation resulting from the closure of facilities and gains or losses associated with the sale of closed facilities.

(4) Represents gain attributable to reduction of estimated liability for contingent consideration associated with a business acquisition.

(5) Business separation costs are costs related to non-cash non-recurring costs associated with the modification of share-based compensation awards as a result of the Spin-off.

(6) Represents actuarial losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in operating income to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Our Operating Income Before Charges/Gains reflects our expected rate of return on pension plan assets which in a given period may materially

APPENDIX C (CONTINUED)

differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from Operating Income Before Charges/Gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our operating income as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our operating income that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

	Year Ended		Year Ended
(In millions)	December 31, 2012		December 31, 2011
	%	$	%	$
Actual return on plan assets	14.5%	$63.7	(0.6)%	($2.7)
Expected return on plan assets	7.8%	36.8	8.5%	41.3
Discount rate at December 31:
Pension benefits	4.2%		4.9%
Postretirement benefits	3.7%		4.6%

DILUTED EPS BEFORE CHARGES/GAINS RECONCILIATION

	2012	2011	% Change
Earnings Per Common Share - Diluted
EPS Before Charges/Gains	$0.89	$0.60	48.3%

Restructuring and other charges	(0.04)	(0.08)	50.0%
Contingent acquisition consideration adjustment	-	-	-
Standalone corporate costs	-	0.05	(100.0)%
Capital structure change	-	(0.06)	100.0%
Business separation costs	-	(0.01)	100.0%
Adjusted pro forma tax rate adjustment	-	(0.07)	100.0%
Asset impairment charges	(0.06)	(0.34)	82.4%
Defined benefit plan actuarial losses	(0.16)	(0.31)	48.4%
Income tax gains	0.08	-	100.0%
Impact of anti-dilution	-	(0.01)	100.0%

Diluted EPS (GAAP)	$0.71	$(0.23)	408.7%

Diluted EPS before charges/gains is net income (loss) calculated on a diluted per-share basis excluding restructuring and other charges, income from a contingent acquisition consideration adjustment, asset impairment charges, income tax gains pertaining to the favorable resolution of tax audits, and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Diluted EPS before charges/gains for the twelve months ended December 31, 2011 have also been adjusted to reflect an adjusted pro forma effective tax rate of 35%, capital structure changes that reflect the borrowing arrangements and debt level of the Company as of October 4, 2011, the 1:1 share distribution resulting from the Spin-off, estimated incremental standalone corporate expenses for the 2011 periods prior to the Spin-off, and business separation costs. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

For the twelve months ended December 31, 2012, diluted EPS before charges/gains is net income calculated on a diluted per-share basis excluding $10.0 million ($6.6 million after tax or $0.04 per diluted share) of restructuring and other charges, income from a contingent acquisition consideration adjustment of $2.0 million ($1.2 million

APPENDIX C (CONTINUED)

after tax), asset impairment charges of $15.8 million ($9.7 million after tax or $0.06 per diluted share) pertaining to the impairment of certain indefinite lived trade names, income tax gains pertaining to the favorable resolution of tax audits of $12.7 million ($0.08 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $42.2 million ($26.2 million after tax or $0.16 per diluted share).

For the year ended December 31, 2011, diluted EPS before charges/gains is net income (loss) calculated on a diluted per-share basis adjusted to reflect the actual number of diluted shares of the Company as of December 31, 2011 of 160.7 million, estimated incremental standalone corporate costs of $13.8 million ($8.6 million after tax or $0.05 per diluted share), an adjusted pro forma effective tax rate adjustment of $12.0 million ($0.07 per share) to reflect an effective tax rate of 35%, capital structure changes that reflect the borrowing arrangements and debt level of the Company as of October 4, 2011 of $14.4 million ($8.9 million after tax or $0.06 per diluted share), and excludes restructuring and other charges of $20.0 million ($12.5 million after tax or $0.08 per diluted share), business separation costs of $2.4 million ($1.7 million after tax or $0.01 per diluted share), asset impairment charges of $90.0 million ($55.3 million after tax or $0.34 per diluted share) pertaining to the impairment of certain indefinite lived trade names and the impact of expense from actuarial losses associated with our defined benefit plans of $80.0 million ($49.9 million after tax or $0.31 per diluted share).

Reconciliation of ROIC before charges/gains to ROIC

($ in millions)

	2012					2011

	Net Income		Average Invested Capital		ROIC	Net Income (Loss)		Average Invested Capital		ROIC

GAAP	$119	/	$2,400	=	4.9%	$(36)	/	$2,480	=	(1.4)%

Restructuring and other charges and other select items	35		21			139		73

Before charges gains	$153	/	$2,420	=	6.3%	$104	/	$2,553	=	4.1%

Return on Invested Capital - or ROIC - Before Charges/Gains is net income plus after-tax interest expense derived in accordance with GAAP excluding any restructuring and other charges and other select items divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity) excluding any restructuring and other charges and other select items.

ROIC Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the Company and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

FORTUNE BRANDS HOME & SECURITY, INC. ATTN: CORPORATE SECRETARY 520 LAKE COOK ROAD DEERFIELD, IL 60015

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52574-P34331-Z59689	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Item 1—Election of Class II Directors:	For	Against	Abstain

1a. Richard A. Goldstein	☐	☐	☐

1b. Christopher J. Klein	☐	☐	☐

				For	Against	Abstain

Item 2—Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2013.				☐	☐	☐

Item 3—Advisory vote to approve named executive officer compensation.				☐	☐	☐

Item 4—Approval of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan.				☐	☐	☐

Item 5—Approval of the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan.				☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian,please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 29, 2013

The Westin Chicago North Shore

601 N. Milwaukee Avenue

Wheeling, Illinois 60090

Receive Future Proxy Materials Electronically

Help Fortune Brands Home & Security make a difference by eliminating paper proxy mailings to your home or business. With your consent, we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them on-line. To participate, go to http://enroll.icsdelivery.com/fbhs and follow the prompts.

Reminder

You may vote by telephone or over the Internet. Voting electronically is quick, easy and also saves the company money. Just follow the instructions on your Proxy Card.

If you vote the shares on the Internet or by phone, you do not need to mail back the Proxy Card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Fortune Brands Home & Security, Inc. Notice and Proxy Statement and Annual Report on Form 10-K are available on www.proxyvote.com.

M52575-P34331-Z59689

The Board of Directors solicits this proxy for use at the  Annual Meeting on Monday, April 29, 2013.                                                                      PROXY

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) CHRISTOPHER J. KLEIN, E. LEE WYATT, JR. and LAUREN S. TASHMA (and any other person chosen by Messrs. Klein or Wyatt, or Ms. Tashma) proxies, to vote all shares of Fortune Brands Home & Security common stock which the stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on April 29, 2013 at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois at 3:30 p.m., on Items 1, 2, 3, 4 and 5 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1) and FOR Items 2, 3, 4 and 5.

If you participate in the Fortune Brands Home & Security Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side